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                            ASSET PURCHASE AGREEMENT


                                  BY AND AMONG


                   62ND STREET BROADCASTING OF TOLEDO, L.L.C.,

               62ND STREET BROADCASTING OF TOLEDO LICENSE, L.L.C.,

                        62ND STREET BROADCASTING, L.L.C.,

                           CUMULUS BROADCASTING, INC.

                                       AND

                             CUMULUS LICENSING CORP.



                            DATED AS OF JUNE 24, 1997


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                                TABLE OF CONTENTS

                                                                           Page

ARTICLE 1
         ASSETS TO BE CONVEYED................................................1
         1.1      Closing.....................................................1
         1.2      Assets......................................................1
         1.3      Excluded Assets.............................................3

ARTICLE 2
         PURCHASE PRICE.......................................................3
         2.1      Purchase Price..............................................3
         2.2      Allocation..................................................4
         2.3      Good Faith Escrow Deposit...................................4

ARTICLE 3
         ASSUMPTION OF LIABILITIES............................................4

ARTICLE 4
         REQUIRED CONSENTS....................................................5
         4.1      FCC Application.............................................5
         4.2      HSRA........................................................5
         4.3      Other Governmental Consents.................................6
         4.4      Consent-Pending Contracts...................................6

ARTICLE 5
         PRORATIONS; ACCOUNTS RECEIVABLE......................................7
         5.1      Proration of Income and Expenses............................7
         5.2      Trade Agreements............................................7
         5.3      Payment of Proration Items..................................8
         5.4      Further Adjustments.........................................8
         5.5      Collection of Accounts Receivable...........................8

ARTICLE 6
         REPRESENTATIONS AND WARRANTIES OF THE BUYERS........................10
         6.1      Organization and Standing..................................10
         6.2      Authorization and Binding Obligation.......................10
         6.3      FCC Qualifications.........................................10
         6.4      Absence of Conflicting Agreements or Required Consents.....10
         6.5      Absence of Litigation......................................10
         6.6      Brokerage..................................................11
         6.7      Disclosure.................................................11
         6.8      Closing Date...............................................11
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                                                                           Page

ARTICLE 7
         REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND 62ND STREET
                                                                             11
         7.1      Organization and Standing..................................11
         7.2      Authorization and Binding Obligation.......................11
         7.3      Absence of Conflicting Agreements or Required Consents.....12
         7.4      FCC Authorizations.........................................12
         7.5      Title to and Condition of Real Property....................13
         7.6      Condition and Operation of Improvements....................14
         7.7      Title to and Condition of Personal Property................14
         7.8      Contracts..................................................15
         7.9      Employee Benefits..........................................16
         7.10     Intellectual Property......................................17
         7.11     Litigation.................................................17
         7.12     Compliance With Laws.......................................18
         7.13     Interests in Clients, Suppliers, Etc.......................18
         7.14     Financial Statements.......................................18
         7.15     Insurance..................................................19
         7.16     Taxes......................................................19
         7.17     Bankruptcy.................................................19
         7.18     Subsidiaries; Investments..................................19
         7.19     Environmental Matters......................................19
         7.20     UCC Financing Statements...................................20
         7.21     Disclosure.................................................20
         7.22     Brokerage..................................................20
         7.23     HSRA Requirements. ........................................20
         7.25     Closing Date...............................................20

ARTICLE 8
         COVENANTS OF THE BUYERS.............................................21
         8.1      Notification...............................................21
         8.2      No Inconsistent Action.....................................21

ARTICLE 9
         COVENANTS OF THE SELLERS............................................21
         9.1      Interim Operation..........................................21
         9.2      Access to Station..........................................23
         9.3      Exclusivity................................................23
         9.4      Notification...............................................23


                                       ii
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                                                                           Page

         9.5      Third-Party Consents.......................................23
         9.6      Estoppel Certificates; Consent and Waiver..................24
         9.7      Closing Delivery...........................................24
         9.8      Payment of Indebtedness; Financing Statements..............24
         9.9      No Inconsistent Action.....................................24

ARTICLE 10
         JOINT COVENANTS.....................................................24
         10.1     Conditions.................................................24
         10.2     Best Efforts...............................................24
         10.3     Control of Stations........................................24
         10.4     Confidentiality............................................25
         10.5     Continued Employment of Stations Employees.................25

ARTICLE 11
         CONDITIONS PRECEDENT TO THE BUYERS' OBLIGATION TO CLOSE.............26
         11.1     The Sellers' Ownership of Stations.........................26
         11.2     Representations, Warranties and Covenants..................26
         11.3     Governmental Consents......................................27
         11.4     Governmental Authorizations................................27
         11.5     Mandatory Third Party Consents.............................27
         11.6     Adverse Proceedings........................................27
         11.7     Deliveries.................................................27
         11.8     No Material Adverse Change.................................27
         11.9     Financing..................................................27

ARTICLE 12
         CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE................28
         12.1     The Sellers' Ownership of Stations.........................28
         12.2     Representations, Warranties and Covenants..................28
         12.3     Governmental Consents......................................28
         12.4     Adverse Proceedings........................................28
         12.5     Deliveries.................................................28

ARTICLE 13
         DOCUMENTS TO BE DELIVERED AT THE CLOSING............................28
         13.1     Documents to be Delivered by the Sellers...................28
         13.2     Documents to be Delivered by the Buyers....................29


                                       iii
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                                                                           Page

ARTICLE 14
         TRANSFER TAXES; FEES AND EXPENSES...................................30
         14.1     Transfer Taxes and Similar Charges.........................30
         14.2     Governmental Filing or Grant Fees..........................30
         14.3     Expenses...................................................30

ARTICLE 15
         INDEMNIFICATION.....................................................30
         15.1     Indemnification by the Sellers and 62nd Street.............30
         15.2     Indemnification by the Buyers..............................31
         15.3     Procedure for Indemnification..............................31
         15.4     Limitations................................................32
         15.5     Arbitration Procedure......................................33

ARTICLE 16
         TERMINATION RIGHTS..................................................35
         16.1     Termination................................................35
         16.2     Effect of Termination......................................36

ARTICLE 17
         SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS...............36

ARTICLE 18
         REMEDIES UPON DEFAULT...............................................37

ARTICLE 19
         RISK OF LOSS........................................................37

ARTICLE 20
         OTHER PROVISIONS....................................................38
         20.1     Benefit and Assignment.....................................38
         20.2     Entire Agreement...........................................38
         20.3     Headings...................................................38
         20.4     Computation of Time........................................38
         20.5     Governing Law..............................................38
         20.6     Press Releases and Announcements...........................38
         20.7     Parties in Interest........................................39
         20.8     Notices....................................................39
         20.9     Counterparts...............................................40
         20.10    Further Assurances.........................................40


                                       iv
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                                                                           Page

         20.11    Severability...............................................40
         20.12    No Strict Construction.....................................40

ARTICLE 21
         DEFINITIONS.........................................................41

EXHIBIT A   -     Escrow Agreement
EXHIBIT B   -     Commitment Letter


                                        v
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                                  Defined Terms

62nd Street       ............................................................1
62nd Street Accounts Receivable...............................................9
62nd Street Collection Period.................................................9
62nd Street Collections.......................................................9
Accounts Receivable........................................................3, 9
Adjustment Amount ............................................................8
Adjustment List   ............................................................8
Agreement         ............................................................1
Assets            ............................................................3
Assumed Contracts ............................................................2
Assumed Liabilities...........................................................4
Audited Financials...........................................................18
Broadcasting      ............................................................1
Buyer's Adjustment Amount.....................................................8
Buyer's Arbitrator...........................................................33
Buyer's Closing Transactions.................................................28
Buyer's Plan      ...........................................................26
Buyers            ............................................................1
Cap               ...........................................................33
Claimant          ...........................................................32
Closing           ............................................................1
Closing Transactions.........................................................29
Collection Periods............................................................9
Collections       ............................................................9
Commitment Letter ...........................................................27
Consent-Denied Contract.......................................................6
Consent-Pending Contract......................................................6
Deposit           ............................................................4
Disputes          ...........................................................33
Disputing Person  ...........................................................33
DOJ               ............................................................5
ERISA             ...........................................................17
Escrow Agreement  ............................................................4
Excluded Assets   ............................................................3
Excluded Employees...........................................................25
Excluded Liabilities..........................................................5
Final  Collection Report......................................................9
Final Determination..........................................................34
Financial Statements.........................................................18
Fritz             ...........................................................18
Fritz Accounts Receivable.....................................................9


                                       vi
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Fritz Collection Period.......................................................9
Fritz Collections ............................................................9
FTC               ............................................................5
Improvements      ...........................................................14
Indemnitor        ...........................................................32
Intellectual Property........................................................17
Leased Real Property.........................................................13
Leases            ...........................................................13
Licensing         ............................................................1
Monthly Collection Report.....................................................9
Notice of Arbitration........................................................33
Notice of Disagreement........................................................8
Parties           ............................................................1
Personal Property ...........................................................14
Proration Schedule............................................................8
Purchase Price    ............................................................3
Real Property     ...........................................................13
Referee           ............................................................8
Seller            ............................................................1
Seller Indemnitors...........................................................30
Seller's 401(k) Plan.........................................................26
Seller's Arbitrator..........................................................33
Seller's Closing Transactions................................................29
Stations          ............................................................1
Tax               ...........................................................44
Taxable           ...........................................................44
Taxes             ...........................................................44
Taxing            ...........................................................44
Termination Date  ...........................................................35
Transaction Documents........................................................38
Transferred Employees........................................................25

                            ASSET PURCHASE AGREEMENT

            THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of June 24, 1997, by and among Cumulus Broadcasting, Inc. ("Broadcasting"), Cumulus Licensing Corp. ("Licensing," and together with Broadcasting, the "Buyers"), 62nd Street Broadcasting of Toledo, L.L.C., a Delaware limited liability company ("Toledo"), 62nd Street Broadcasting of Toledo License, L.L.C., a Delaware limited liability company ("Toledo License," and together with Toledo, the "Sellers") and 62nd Street Broadcasting, L.L.C. ("62nd Street"). The Buyers, the Sellers and 62nd Street are sometimes collectively referred to as the "Parties". Other capitalized terms used and not otherwise defined in this Agreement are defined in Article 21.

                                    RECITALS

            Together, the Sellers are the licensee and operator of broadcast radio stations WKKO and WTOD, Toledo, OH, WIMX, Gibsonburg, OH, and WRQN, Bowling Green, OH (the "Stations"). The Sellers desires to sell to the Buyers, and the Buyers desire to purchase from the Sellers, the assets of the Stations (other than the Excluded Assets (as defined below)), as going concerns, subject to the terms and conditions set forth in this Agreement.

            NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                    ARTICLE 1
                              ASSETS TO BE CONVEYED

      1.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Kirkland & Ellis, at 153 East 53rd Street, New York, New York, or 200 East Randolph Drive, Chicago, Illinois or at such other place as may be agreed to by the Parties, at 10:00 a.m., local time, within ten
(10) business days after the list of conditions specified in Articles 11 and 12 hereof have been fulfilled (or waived by the Party entitled to waive such conditions), or at such other time and date mutually agreed upon in writing by the Parties.

      1.2 Assets.

            (a) At the Closing, Toledo License shall sell, assign, transfer and convey to Licensing, and Licensing shall purchase from Toledo License, the Station Licenses listed in Schedule 7.4, together with any additions thereto (including renewals or modifications of the Station Licenses and applications therefor) between the date hereof and the Closing Date.

            (b) At the Closing, Toledo shall sell, assign, transfer and convey to Broadcasting and Broadcasting shall purchase from Toledo, all of the assets, real, personal and mixed, tangible and intangible (including the business of the Stations as a going concern), owned or held by Toledo and used or necessary in the conduct of the business and operation of the Stations, including all such property acquired by Toledo between the date hereof and the Closing Date (but excluding the Station Licenses and the Excluded Assets specified in Section 1.3), including, but not limited to, the following:

            (i) all of Toledo's rights in and to the licenses, permits and other authorizations issued to Toledo by any governmental authority and used or necessary in the conduct of the business and operation of the Stations listed on Schedule 7.4 (excluding the Station Licenses), together with any additions thereto (including renewals or modifications of such licenses, permits and authorizations and applications therefor) between the date hereof and the Closing Date, and all of Toledo's rights in and to the call letters "WKKO, WTOD, WIMX and WRQN";

            (ii) all of Toledo's right, title and interest in and to all real property, including leasehold interests and easements, used or necessary in the conduct of the business and the operation of the Stations, including Real Property listed in Schedule 7.5, together with any additions thereto between the date hereof and the Closing Date;

            (iii) all equipment, office furniture and fixtures, office materials and supplies, inventory, spare parts, motor vehicles and other tangible personal property of every kind and description, owned, leased or held by Toledo and used or necessary in the conduct of the business and operation of the Stations, including the items listed in Schedule 7.7, together with any replacements thereof and additions thereto, made between the date hereof and the Closing Date;

            (iv) subject to the provisions of Article 3 hereof, all of Toledo's rights under and interest in all Contracts related to the Stations, including the Contracts listed in Schedule 7.8 hereto, together with all of Toledo's rights under and interest in all Contracts related to the Stations entered into or acquired by Toledo between the date hereof and the Closing Date in accordance with this Agreement (including Section 9.1 hereof) (collectively, the "Assumed Contracts");

            (v) all of Toledo's rights under and interest in the Fritz Asset Purchase Agreement as they relate to the Stations, including (A) Toledo's rights under and interest in the Non-Competition Agreement, by and between Jock Fritz, Jack Fritz, Chas D. Fritz and 62nd Street Holding, L.L.C., to be executed pursuant to the Fritz Asset Purchase Agreement as they relate to the Stations and (B) the Non-Competition Agreement, dated June 3, 1996, by and between Buddy Carr, WRED, Inc. and Fritz Broadcasting, Inc. as they relate to the Stations;

            (vi) all programs and programming materials of whatever form or nature owned by Toledo and used or intended for use on or by any Station;

            (vii) all of Toledo's rights in and to the trademarks, trade names, service marks, franchises, copyrights, including registrations and applications for registration of any of them, jingles, logos, slogans, and non-governmental licenses, permits and privileges owned or held by Toledo and used in the conduct of the business and operation of the Stations, including those listed in Schedule 7.10, together with any additions thereto between the date hereof and the Closing Date;

            (viii) all files, records, books of account, computer programs and software and logs relating to the operation of the Stations, including, without limitation, programming information and studies, technical information and engineering data, news and advertising studies and consultants' reports, ratings reports, marketing and demographic data, promotional materials, budgets, financial reports, and projections, sales, operating and business plans, filings with the FCC and original executed copies, if available, and otherwise true and correct copies of all Assumed Contracts and, to the extent owned by Toledo, receivable records, invoices, statements, traffic material, sales correspondence, lists of advertisers and credit and sales reports; and

            (ix) all of Toledo's rights under manufacturers' and vendors' warranties relating to items included in the Assets (as defined below) and all similar rights against third parties relating to items included in the Assets to the extent contractually assignable.

            The assets to be transferred to the Buyers pursuant to this Section
1.2 are hereinafter collectively referred to as the "Assets." The Assets shall be transferred to the Buyers free and clear of all Liens (except for Permitted Liens).

      1.3 Excluded Assets. The Assets shall not include the following assets (the "Excluded Assets"):

            (a) The Sellers' books and records that pertain to the corporate organization, existence or capitalization of the Sellers, and duplicate copies of such records as are necessary to enable the Sellers to file tax returns and reports;

            (b) all cash, cash equivalents or similar type investments of the Sellers, such as certificates of deposit, Treasury bills and other marketable securities on hand and/or in banks; and

            (c) all accounts receivable relating to or arising out of the operations of the Stations prior to the Effective Time (the "Accounts Receivable").

                                    ARTICLE 2
                                 PURCHASE PRICE

      2.1 Purchase Price.

            (a) The total consideration to be paid by the Buyers for the Assets (the "Purchase Price"), shall be $30,000,000 (less the Deposit as provided for in Section 2.3 below).

            (b) The Purchase Price shall be payable by the Buyers at Closing by wire transfer of immediately available federal funds to an account at a domestic U.S. bank or other financial institution pursuant to wire instructions that the Sellers shall deliver to the Buyers at least two (2) business days prior to Closing.

      2.2 Allocation. At or prior to the Closing, the Buyers and the Sellers agree to allocate the Purchase Price among the Assets in a manner mutually agreed upon by the Sellers and the Buyers and consistent with the applicable provisions of the Tax Code. The Buyers and the Sellers agree to file (at such times and in such manner as required by applicable Legal Requirements) all relevant returns and reports (including Forms 8594, Asset Acquisition Statements, and all income and other tax returns) on the basis of such allocation, in each case to the extent permitted by applicable Legal Requirements.

      2.3 Good Faith Escrow Deposit. Contemporaneously with the execution of this Agreement, Broadcasting will deposit or cause to be deposited $1,500,000 into escrow (the "Deposit"). The total Deposit shall be held by an independent escrow agent selected by Broadcasting and satisfactory to the Sellers pursuant to an Escrow Agreement attached hereto as Exhibit A (the "Escrow Agreement"). The Deposit shall be paid to the Sellers and credited to the Purchase Price at Closing, and interest earned thereon shall be paid to Broadcasting. If the Closing does not occur because the Buyers (i) materially breach this Agreement or materially default in the performance of any of their obligations hereunder or (ii) terminate this Agreement pursuant to Section 16.1(g) and the Sellers are not in material breach or default of this Agreement, the Deposit, with interest, shall be paid to the Sellers as liquidated damages, as provided in Section 16.2(a). If the Closing does not occur for any other reason, including the termination of this Agreement pursuant to Section 16.1(e), the Deposit, with interest, shall be returned to Broadcasting.

                                    ARTICLE 3
                            ASSUMPTION OF LIABILITIES

      3.1 Limited Assumption of Liabilities. Subject to the conditions specified in this Agreement, from and after the Closing Date, the Buyers will not assume or in any way be responsible for any liabilities or obligations of the Sellers or any other liabilities or obligations whatsoever related to the operation of the Stations as conducted by the Sellers or the condition of the Assets at any time prior to the Closing Date, except as specifically provided below. From and after the Closing Date, the Buyers will assume and agree to pay, defend, discharge and perform as and when due only all liabilities and obligations pursuant to all Assumed Contracts, so long as such liabilities and obligations have been incurred in the ordinary course of business consistent with past business and payment practices (excluding (i) any contracts for indebtedness and (ii) any liability or obligation relating to or arising out of such Assumed Contracts as a result of
(A) any breach of such contracts or leases occurring on or prior to the Closing Date, (B) any violation of law, breach of warranty, tort or infringement occurring on or prior to the Closing Date, or (C) with respect to the foregoing items (A) and (B), any related charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand) (the "Assumed Liabilities").

      3.2 Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement and regardless of whether such liability is disclosed herein or on any schedule hereto, the Buyers will not assume or be liable for any liabilities or obligations of the Sellers not described in
Section 3.1 hereof. (the "Excluded Liabilities").

                                    ARTICLE 4
                                REQUIRED CONSENTS

      4.1 FCC Application. The assignment of the Station Licenses as contemplated by this Agreement is subject to the prior consent and approval of the FCC. The FCC Application will be filed by the Buyers and the Sellers with the FCC within ten (10) days of the signing of this Agreement. The Sellers and the Buyers shall prosecute the FCC Application with all reasonable diligence and otherwise use their reasonable best efforts to obtain the grant of the FCC Application as expeditiously as practicable including the filing of this Agreement as an amendment to the prior filing; provided, however, that neither the Sellers nor the Buyers shall have any obligation to satisfy any complainant or the FCC by taking any steps which would have a material adverse effect upon the Sellers or the Buyers or upon any Affiliate of the Buyers or the Sellers, but neither the expense nor inconvenience to a Party of defending against a complainant or an inquiry by the FCC shall be considered a material adverse effect on such Party. If the FCC Consent imposes any condition on any Party hereto, such Party shall use its reasonable best efforts to comply with such condition; provided, however, that no Party shall be required to comply with any condition that would have a material adverse effect upon it or any of its Affiliates. The Buyers will provide the Sellers, and the Sellers will provide the Buyers, with a copy of any pleading, order or other document served on such Person relating to any FCC Application. Neither the Buyers nor the Sellers will, and each of them will use its reasonable best efforts not to cause or permit any of its officers, directors, partners or other affiliates to, take any action which could reasonably be expected to materially and adversely affect the likelihood of the grant of any FCC Consent. If reconsideration or judicial review is sought with respect to the FCC Consent, the Party affected shall vigorously oppose such efforts for reconsideration or judicial review; provided, however, that nothing herein shall be construed to limit either Party's right to terminate this Agreement pursuant to Article 16 hereof.

      4.2 HSRA. Each Party will use reasonable best efforts to prepare and, at such time as the Buyers designate, file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "DOJ"), any materials and information required to be filed with or provided to the FTC or the DOJ pursuant to the HSRA (as defined below) with respect to the transactions contemplated by this Agreement. The Buyers will pay the filing fees associated with any such filing. The Buyers and the Sellers each will promptly supply any additional information which reasonably may be required or requested by the FTC or the DOJ. The Buyers and the Sellers each will take all such actions and will file and use reasonable best efforts to have declared effective or approved, all documents and notifications with any governmental or regulatory bodies, as may be necessary or may reasonably be requested under federal antitrust laws for the consummation of the transactions contemplated by this Agreement.

      4.3 Other Governmental Consents. Promptly following the execution of this Agreement, the parties shall prepare and file with the appropriate Governmental Entities any other requests for approval or waiver that are required from such Governmental Entities in connection with the transactions contemplated hereby and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers.

      4.4 Consent-Pending Contracts. An Assumed Contract is a "Consent-Pending Contract" at any time after the Closing when any consent relating to such Assumed Contract has not been obtained or is not in effect. As an accommodation in order to permit the purchase and sale of the Assets to be consummated in a timely manner, and based upon the Parties' mutual belief that no other Party to a Consent-Pending Contract will object to or be materially harmed by the Buyers' enjoyment or use of the Sellers' rights or performance of the Sellers' obligations under any Consent-Pending Contract and that each such third Party will grant any required consent, the Closing Transactions will be consummated notwithstanding the fact that any required consent which is not a Mandatory Consent has not been obtained under one or more Consent-Pending Contracts. In that event, the Buyers and the Sellers agree as follows with respect to each Consent-Pending Contract:

            (i) After the Closing and until February 28, 1998, the Sellers and the Buyers will continue to attempt to obtain all Consents with respect to such Contract in accordance with Section 9.5.

            (ii) From and after the Closing Date, the Buyers and the Sellers will cooperate with one another to provide the Buyers with the benefits of each Consent-Pending Contract (and the Buyers may utilize such benefits), and the Buyers will assume and agree to timely pay, satisfy, perform, and discharge the Sellers' liabilities which arise under such Contract, unless and until such Contract is a Consent-Denied Contract (as defined below). If such Contract becomes a Consent-Denied Contract, then the Buyers may thereafter suspend their performance of the Sellers' obligations arising thereafter under such Contract until such time as such Consent-Pending Contract is no longer a Consent-Denied Contract, and the Sellers will perform or otherwise satisfy such obligations. If the Buyers are denied the benefits of any Consent-Pending Contract while it is a Consent-Pending Contract, then the Sellers will be responsible for the obligations of the Sellers pursuant to such Contract to the extent that they relate to the period during which it is a Consent-Pending Contract or a Consent-Denied

      Contract; provided that to the extent that the Buyers actually receive or received the benefit of any Consent-Pending Contract or Consent-Denied Contract while it is or was a Consent-Pending Contract or a Consent-Denied Contract, the Buyers will be responsible for the performance of the Sellers' obligations arising thereunder to the extent they relate to the benefit received by the Buyers while such Consent-Pending Contract or Consent-Denied Contract is or was a Consent-Pending Contract or a Consent-Denied Contract.

            (iii) A Consent-Pending Contract becomes a "Consent-Denied Contract" if, prior to February 28, 1998, (i) such Contract terminates according to its terms by reason of a breach of such Contract which occurred prior to the Closing or (ii) any Party to such Contract other than the Sellers or the Buyers expressly terminates the Buyers' enjoyment of the rights and benefits pursuant to such Contract on the ground that such Party's consent to the assignment of the Sellers' rights under such Contract to the Buyers pursuant to this Agreement has not been obtained, or if such Consent-Pending Contract remains a Consent-Pending Contract on February 28, 1998 Any such Consent-Pending Contract will remain a Consent-Denied Contract unless and until each consent which is required to be obtained in order to permit the assignment of the Sellers' rights under such Contract pursuant to this Agreement has been obtained; provided that no Consent-Denied Contract will cease to be a Consent-Denied Contract after February 28, 1998.

In addition, at the Buyers' request, the Sellers will cooperate with the Buyers to the extent reasonably necessary to enforce all rights under each Consent-Pending Contract.

                                    ARTICLE 5
                         PRORATIONS; ACCOUNTS RECEIVABLE

      5.1 Proration of Income and Expenses. All income and expenses arising from the conduct of the business and operation of the Stations shall be prorated between the Buyers and the Sellers as of the Effective Time in accordance with GAAP. Such prorations shall be based upon the principle that the Sellers shall be entitled to all income earned and shall be responsible for all liabilities and obligations incurred or accruing in connection with the operation of the Stations until the Effective Time, and the Buyers shall be entitled to all income earned and be responsible for such liabilities and obligations incurred by the Buyers thereafter. Such prorations shall include, without limitation, all ad valorem, real estate and other property Taxes (but excluding taxes arising by reason of the transfer of the Assets as contemplated hereby, which shall be paid as set forth in Article 14 of this agreement), business and license fees, music and other license fees (including any retroactive adjustments thereof, which amounts, if any, shall be paid by the Sellers), wages and salaries of employees (including accruals up to the Closing Date for bonuses, commissions, sick leave, vacation and severance pay and related payroll Taxes), utility expenses, liabilities and obligations under all Assumed Contracts (other than Trade Agreements), rents and similar prepaid and deferred items and all other expenses attributable to the ownership and operation of the Stations. Trade Agreements shall be prorated only to the extent provided in Section 5.2 of this Agreement. To the extent not known, real estate Taxes shall be apportioned on the basis of Taxes assessed for the preceding year, with a reapportionment as soon as the new tax rate and valuation can be ascertained.

      5.2 Trade Agreements. Liabilities and obligations under Trade Agreements shall be prorated in favor of the Buyers to the extent that the total liability of the Stations for air time under such agreements as of the Effective Time exceeds by ten percent (10%) the total value of (as of the date of each Trade Agreement) of the property to be received by the Buyers under such agreements after the Effective Time. The liability of the Stations for unperformed time under a Trade Agreement as of the Effective Time shall be valued according to the Station's prevailing rate as of the date of such Trade Agreement. The Buyers shall not be obligated to make any proration in favor of the Sellers with respect to Trade Agreements, notwithstanding that the fair market value of property to be received by the Buyers exceeds the liability for unperformed time. The Sellers covenant that the net liability of the Stations under Trade Agreements as of the Effective Time shall not exceed $35,000.

      5.3 Payment of Proration Items. Within five (5) days prior to the Closing Date, the Sellers shall deliver to the Buyers their reasonable good faith estimate of a schedule of their prorations, including all estimated accrued liabilities (which shall set forth in reasonable detail the basis for those determinations) (the "Estimated Proration Schedule") based upon the proration as described in Section 5.1 above. The Purchase Price payable at Closing will be adjusted by the amount of the prorations allocable to the Sellers or the Buyers as set forth on the Estimated Proration Schedule.

      5.4 Further Adjustments. Within 60 days after the Closing Date, the Buyers shall prepare and deliver to the Sellers an itemized list (the "Adjustment List") of their determination of the prorations as described in Section 5.1. Such list shall show the net amount of the increase or decrease, as applicable, to the Purchase Price (the "Adjustment Amount"). The Adjustment List shall be conclusive and binding upon the Sellers unless the Sellers provide the Buyers with written notice of objection (the "Notice of Disagreement") within thirty
(30) days after the Sellers' receipt of the Adjustment List, which notice shall state the adjustments proposed by the Sellers (the "the Sellers' Adjustment Amount"). The Buyers shall have fifteen (15) days from receipt of a Notice of Disagreement to accept or reject the Sellers' Adjustment Amount. If the Buyers reject the Sellers' Adjustment Amount, and the amount in dispute exceeds five thousand dollars ($5,000), the dispute shall be submitted within ten (10) days to an independent "Big Six" public accounting firm mutually agreed upon by the Buyers and the Sellers (the "Referee") for resolution, such resolution to be made within thirty (30) days after submission to the Referee and to be final, conclusive and binding on the Sellers and the Buyers. The Buyers and the Sellers agree to share equally the cost and expenses of the Referee, but each Party shall bear its own legal and other expenses, if any. If the amount in dispute is equal to or less than five thousand dollars ($5,000), such amount shall be divided equally between the Buyers and the Sellers. Payment by the Buyers or the Sellers, as the case may be, of the Adjustment Amount determined pursuant to this Section 5.3 shall be due fifteen (15) days after the last to occur of (i) the Sellers' acceptance of the Adjustment List or failure to give the Buyers a timely Notice of Disagreement; (ii) the Buyers' acceptance of the Sellers' Adjustment Amount or failure to reject the Sellers' Adjustment Amount within fifteen (15) days of receipt of a Notice of Disagreement; (iii) the Sellers' rejection of the Adjustment Amount in the event the amount in dispute equals or is less than five thousand dollars ($5,000); and (iv) notice to the Sellers and the Buyers of the resolution of the disputed amount by the Referee in the event that the amount in dispute exceeds five thousand dollars ($5,000). Any payment required by the Buyers to the Sellers under this Section 5.4 shall be paid by wire transfer of immediately available federal funds to the account of the Sellers with a financial institution in the United States as designated by the Sellers in the Sellers' Notice of Disagreement (or by separate notice in the event that the Sellers do not send a Notice of Disagreement). Any payment required by the Sellers to the Buyers under this Section 5.4 may be deducted, at the Buyers' option, from the amount due to the Sellers pursuant to Section 5.5 below.

      5.5 Collection of Accounts Receivable. At the Closing, the Sellers will deliver to the Buyers a Schedule of Accounts Receivable (as defined below). Subject to the terms and conditions of this Section 5.5, the Buyers agree to collect the Accounts Receivable for the benefit of the Sellers in the manner regularly pursued by the Buyers with respect to the collection of their own accounts receivable and in the ordinary course of business and the Buyers shall have no liability to the Sellers for uncollected Accounts Receivable. Prior to the Closing, the Sellers shall collect the Accounts Receivable, and (i) from the Closing Date through the one hundred twenty (120) day period following the Fritz Effective Time (the "Fritz Collection Period") the Buyers shall collect the cash proceeds from the Fritz Accounts Receivable (the "Fritz Collections") and (ii) from the Closing Date through the one hundred twenty (120) day period following the Effective Time (the "62nd Street Collection Period", and together with the Fritz Collection Period, the "Collection Periods"), the Buyers shall collect the cash proceeds from the 62nd Street Accounts Receivable (the "62nd Street Collections", and together with the Fritz Collections, the "Collections"). Within fifteen (15) days after the end of each broadcast month during each Collection Period, the Buyers shall deliver to the Sellers (i) a statement or report (the "Monthly Collection Report") showing all Collections during such broadcast month, (ii) a check or draft in an amount equal to the aggregate amount of the Collections during such broadcast month (less the amount, if any, deducted pursuant to Section 5.4 above), and (iii) all records of uncollected Accounts Receivable. Within fifteen (15) days after the end of each Collection Period, the Buyers shall deliver to the Sellers (i) a final statement or report (with respect to each Collection Period, the "Final Collection Report") showing all Fritz Collections or 62nd Street Collections, as the case may be, during each Collection Period, (ii) a check or draft in an amount equal to the aggregate amount of Fritz Collections or 62nd Street Collections, as the case may be, (less the amount, if any, deducted pursuant to Section 5.4 above) less any of the Fritz Collections or 62nd Street Collections, as the case may be, which had been previously remitted to the Sellers, and (iii) all records of uncollected Fritz Accounts Receivable or 62nd Street Accounts Receivable, as the case may be. The Buyers or the Sellers will promptly deliver to the other a true copy of any notice of a dispute as to the validity or enforceability of an Account Receivable received from an account debtor. The Buyers shall not agree to any settlement, discount or reduction of any Account Receivable without the prior written consent of the Sellers, which consent shall not be unreasonably withheld or delayed. The Buyers shall not assign, pledge or grant a security interest in any of the Accounts Receivable to any third party or claim a security interest or right in and to any of the Accounts Receivable, and, except as set forth in Section 5.4 above, payment of the Collections shall not be subject to set-off. The Buyers' collection obligation under this Section 5.5 shall not include any obligation to bring suit, engage a collection agent or take any other legal action for the collection of any Account Receivable. Notwithstanding any provision of this Agreement, in no event shall the Buyers have any liability or obligation to pay to the Sellers any amount in excess of the total amount of the Collections. For the purposes of this Section, "Fritz Accounts Receivable" shall mean all accounts receivable relating to or arising out of the operations of the Stations prior to the Fritz Effective Time, "62nd Street Accounts Receivable" shall mean all accounts receivable relating to or arising out of the operations of the Stations from the Fritz Effective Time until the Effective Time and "Accounts Receivable" shall mean the Fritz Accounts Receivable and 62nd Street Accounts Receivable collectively.

                                    ARTICLE 6
                  REPRESENTATIONS AND WARRANTIES OF THE BUYERS

      The Buyers represents and warrants to the Sellers as follows:

      6.1 Organization and Standing. The Buyers are corporations which are validly existing and in good standing (or has comparable active status) under the laws of the State of Nevada and are qualified to do business in every jurisdiction in which the nature of their businesses or their ownership of property requires them to be so qualified.

      6.2 Authorization and Binding Obligation. The Buyers have all necessary corporate power and authority to enter into and perform under this Agreement and the other Transaction Documents to which each Buyer is a Party and to consummate the transactions contemplated hereby and thereby, and the Buyers' execution, delivery and performance of this Agreement and the other Transaction Documents to which each Buyer is a Party have been duly and validly authorized by all necessary corporate action on their part. Each of this Agreement and the other Transaction Documents to which each Buyer is a Party has been duly executed and delivered by the Buyers and constitutes their valid and binding obligation, enforceable against each Buyer in accordance with its respective terms, except as limited by laws affecting creditors' rights generally or the application of equitable principles.

      6.3 FCC Qualifications. Except as set forth in Schedule 6.3, to the Buyers' knowledge, there are no facts which, under the Communications Act of 1934, as amended, or the existing rules and regulations of the FCC, would disqualify Licensing as assignee of the Station Licenses.

      6.4 Absence of Conflicting Agreements or Required Consents. Except as set forth in Article 4 with respect to FCC and other governmental consents or as disclosed on Schedule 6.4, neither the execution, delivery and performance of this Agreement or any other Transaction Document by the Buyers nor the consummation of the transactions contemplated hereby or thereby: (a) does or will require the consent of any third Party; (b) does or will violate any provisions of the Buyers' organizational documents; (c) does or will violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any Governmental Entity to which either Buyer is a Party or by which either Buyer is bound; and (d) does or will, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under any indentures, mortgage, lease, loan agreement or other agreement, instrument, Contract, license or permit to which either Buyer is now subject.

      6.5 Absence of Litigation. Except as set forth in Schedule 6.5, there is no claim, litigation, proceeding or investigation pending or, to the best of the Buyers' knowledge, threatened against either Buyer which seeks to enjoin or prohibit, or which otherwise questions the validity of, any action taken or to be taken in connection with this Agreement or any Transaction Document to which either Buyer is a Party.

      6.6 Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Buyers.

      6.7 Disclosure. With respect to each Buyer, neither this Agreement, nor any of the schedules or exhibits hereto, contain any untrue statement of a material fact or, when considered as a whole, omit a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

      6.8 Closing Date. All of the representations and warranties contained in this Article 6 and elsewhere in this Agreement and all information delivered in any schedule, attachment or exhibit hereto or in any writing delivered to the Sellers are true and correct on the date of this Agreement and will be true and correct on the Closing Date, except to the extent that the Buyers have advised the Sellers otherwise in writing at least one (1) day prior to the Closing Date.

                                    ARTICLE 7
          REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND 62ND STREET

            The Sellers and 62nd Street, as the case may be, represent and warrant to the Buyers, effective as of the consummation of the transactions contemplated by the Fritz Asset Purchase Agreement, as follows:

            7.1 Organization and Standing. The Sellers and 62nd Street are limited liability companies duly formed, validly existing and in good standing under the laws of the State of Delaware, and are both qualified to do business in every jurisdiction in which the nature of their respective business or their ownership of property requires each of them to be qualified. The Sellers have all necessary power and authority to own, lease and operate the Stations and the Assets and to carry on the business of each Station as such business is now being conducted and is proposed to be conducted by the Sellers between the date hereof and the Closing Date.

      7.2 Authorization and Binding Obligation. The Sellers and 62nd Street have all necessary power and authority to enter into and perform their obligations under this Agreement and the other Transaction Documents to which either the Sellers or 62nd Street is a party and to consummate the transactions contemplated hereby and thereby, and the Sellers' and 62nd Street's execution, delivery and performance of each of this Agreement and the other Transaction Documents to which either the Sellers or 62nd Street is a party and the transactions contemplated hereby and thereby has been duly and validly authorized by all necessary action on each of their part. Each of this Agreement and the other Transaction Documents to which the Sellers or 62nd Street is a party has been duly executed and delivered by the Sellers and/or 62nd Street, as the case may be, and constitutes their valid and binding obligation, enforceable against the Sellers and/or 62nd Street, as the case may be, in accordance with its respective terms, except as limited by laws affecting the enforcement of creditors' rights generally or the application of equitable principles.

      7.3 Absence of Conflicting Agreements or Required Consents. Except as set forth in Article 4 with respect to FCC and other governmental consents and except as set forth on Schedule 7.3, the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Sellers are a party and the consummation of the transactions contemplated hereby and thereby by the Sellers (a) does not and will not require the consent of any third party (except with respect to Contracts as disclosed in Schedule 7.8); (b) does not and will not violate any provisions of the Sellers' organizational documents;
(c) does not and will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any Governmental Entity to which the Sellers are a party or by which they or the Assets are bound; (d) does not and will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under any Contract, agreement, instrument, license or permit to which either the Sellers or the Assets are now subject; and (e) does not and will not result in the creation of any Lien on any of the Assets.

      7.4 FCC Authorizations.

            (a) Schedule 7.4 contains a true and complete list of the Station Licenses, including their expiration dates, and there are no other licenses, permits or other authorizations from Governmental Entities or regulatory authorities required for the lawful conduct of the business and operation of any Station in the manner and to the full extent that such Station is now conducted. The Sellers have delivered to the Buyers true and complete copies of the Station Licenses, including any and all amendments and other modifications thereto. The Station Licenses and other licenses, permits and authorizations listed in
Schedule 7.4 were validly issued and are validly held by the Sellers, are in full force and effect and are unimpaired by any act or omission of the Sellers, their shareholders, officers, directors, employees or agents, and except as disclosed in Schedule 7.4, none of the foregoing is subject to any restriction or condition which would limit in any respect the full operation of the Stations as now operated. The Sellers have no reason to believe that the FCC will not renew the Station Licenses in the ordinary course.

            (b) Except as disclosed in Schedule 7.4 and except for the FCC Applications, there are no applications, complaints or proceedings pending or, to the Sellers' Knowledge, threatened before the FCC relating to the business or operation of any Station or that may result in the revocation, modification, non-renewal or suspension of any of the Station Licenses, the denial of any pending application or the imposition of any fines, forfeitures, or other administrative actions by the FCC with respect to any Station or such Station's operation other than proceedings affecting the broadcasting industry generally. Except as disclosed in Schedule 7.4, the Sellers are not subject to any outstanding judgment or order of the FCC relating to any Station. Each Station is being operated in accordance with the terms and conditions of the Station Licenses which are applicable to such Station, and all rules, regulations and policies of the FCC. All ownership reports, employment reports and other reports and documents required to be filed by the Sellers with the FCC have been timely filed; such items as are required to be placed in each Station's local public files have been placed in such files; all proofs of performance and measurements that are required to be made by the Sellers with respect to each Station's transmission facilities have been completed and filed at the applicable Station; and all information contained in the foregoing documents is true, complete and correct.

            (c) To the Sellers' Knowledge, there are no facts which, under the Communications Act of 1934, as amended, or the existing rules and regulations of the FCC, would disqualify Toledo License as the assignor of any of the Station Licenses.

      7.5 Title to and Condition of Real Property.

            (a) Schedule 7.5(a) contains descriptions of all of the fee simple interests in real property owned by the Sellers (the "Owned Real Property"). With respect to each parcel of Owned Real Property: (i) as of Closing, such parcel is free and clear of all Liens (other than any Permitted Lien) and the Sellers have good and marketable fee simple title thereto; (ii) except as set forth in Schedule 7.5(b), there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of such parcel; and (iii) there are no outstanding options or rights of first refusal to purchase such parcel or any portion thereof or interest therein. The Real Property listed in Schedule 7.5(a) and
Schedule 7.5(b) includes all such properties necessary to conduct the business and operation of the Stations as now conducted.

            (b) The leases and subleases described on Schedule 7.5(b) constitute all of the leases to which the Sellers are a party (the "Leases"). Each Lease is in full force and effect and the Sellers hold a valid and existing leasehold or subleasehold interest thereunder in the real property (including any tower space) which is subject thereto (collectively, the "Leased Real Property" and, together with the Owned Real Property, the "Real Property"). The Real Property constitutes all of the interests in real property held or used by the Sellers and the Stations. The Sellers have delivered to the Buyers complete and accurate copies of each of the Leases (excluding any leases relating to the Corporate Headquarters), in each case including all modifications and amendments thereto. With respect to each Lease: (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) subject to obtaining any consent described on
Schedule 7.3, the consummation of the Closing

Transactions will not cause a breach or default under such Lease or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on substantially the same terms as are presently in effect;
(iii) the Sellers are not in breach or default under, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default of the Sellers or permit termination, modification or acceleration of, such Lease; (iv) to the Sellers' Knowledge, no other Party to such Lease is in breach or default under, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration of, such Lease; (v) the Sellers have not (and, to the Sellers' Knowledge, no other party to such Lease has) repudiated any provision thereof;
(vi) there are no disputes, oral agreements, or forbearances in effect as to such Lease; (vii) such Lease has not been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to the Buyers; and (viii) the Sellers have not assigned, transferred, conveyed, mortgaged, deeded in trust or caused any Lien (other than any Permitted Lien) to exist with respect to any interest of the Sellers in such Lease.

            (c) The Real Property used by the Sellers in the operation of the Stations conforms in all material respects to all lease restrictions, restrictive covenants, building codes, and federal, state and local laws, regulations and ordinances, and the Real Property is zoned for the various purposes for which it is currently being used. The Sellers have no knowledge of any pending, threatened or contemplated action to take by eminent domain or otherwise to condemn any part of the Real Property. The transmitting towers, guy anchors, transmitter buildings and related improvements used by the Sellers in the operation of the Stations are located entirely on the Real Property.

      7.6 Condition and Operation of Improvements. To the Sellers' Knowledge, as to each parcel of Owned Real Property and as to each parcel of Leased Real
Property: (i) all components of all buildings, structures and other improvements included upon or within such Owned Real Property or Leased Real Property (the "Improvements"), including the roofs and structural elements thereof and the heating, ventilation, air conditioning, air pollution emission capture and abatement, plumbing, electrical, mechanical, sewer, waste water and paving and parking equipment systems and facilities included therein, are in reasonably adequate condition to operate such facilities as currently used, occupied or operated, and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any significant respect with the use, occupancy or operation thereof as currently used or proposed by the Sellers to be used, occupied or operated; (ii) all Improvements are in good working condition and repair, are covered by standard insurance policies, and comply with the rules and regulations of the FCC and all other applicable federal, state and local statutes, ordinances, rules and regulations,
(iii) there are no structural deficiencies in any buildings located upon any Owned Real Property or Leased Real Property; and (iv) no Improvement or portion thereof is dependent for its access, operation or utility on any land, building or other improvement not included in any Owned Real Property or Leased Real Property.

      7.7 Title to and Condition of Personal Property. Schedule 7.7 contains a list of the principal items (and a summary description of the other items) of tangible personal property owned, leased or held by the Sellers and used in the conduct of the business and operation of the Stations ("Personal Property"). Except as described in Schedule 7.7, the Sellers have good and marketable title or valid leasehold interest in all Personal Property (and to all other tangible personal property to be transferred to the Buyers hereunder) free and clear of all Liens (other than any Permitted Lien). Except as described in Schedule 7.7, all of the items of tangible personal property and facilities included in the Assets are in good operating condition and repair, covered by standard insurance policies, have been properly maintained in accordance with industry standards, are performing satisfactorily and in accordance with standards of good engineering practice and are available for immediate use in the conduct of the business and operation of the Stations. All such tangible personal property and facilities are in compliance in all material respects with the rules and regulations of the FCC and with all other applicable federal, state and local statutes, ordinances, rules and regulations. The Personal Property listed in
Schedule 7.7 includes all such properties necessary to conduct the business and operation of each Station as such Station's business is now conducted.

      7.8 Contracts.

            (a) Except for the Transaction Documents and any Contract described on Schedule 7.8, the Sellers are not a party to or bound by, and neither the Sellers nor any Station is subject to, any of the following Contracts, whether written or oral:

            (i) collective bargaining agreement or contract with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or any hospitalization insurance or similar plan or practice;

            (ii) contract for the employment or engagement of any individual employee or other Person (including as an independent contractor or on a consulting basis) other than at the will of the Sellers, or any agreement to provide severance benefits upon any termination of employment or other engagement;

            (iii) agreement, indenture or other Contract placing a Lien (other than any Permitted Lien) on any Asset;

            (iv) agreement with respect to the lending or investing of funds by the Sellers;

            (v) network affiliation, license or royalty agreement;

            (vi) Time Sales Contract;

            (vii) guaranty of any obligation of any other Person, other than endorsements made for collection made in the ordinary course of business;

            (viii) sales representation agreement;

            (ix) agreement with any rating service or intellectual property licensing organization;

            (x) lease or agreement under which it is lessee of, or holds or operates, any personal property owned by any other party calling for payments in excess of $10,000 annually or entered into outside of the ordinary course of business;

            (xi) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

            (xii) agreement, contract or understanding pursuant to which the Sellers subcontract work to third parties;

            (xiii) any Trade Agreement; or

            (xiv) other agreement material to the business or operation of the Stations, whether or not entered into in the ordinary course of business.

            (b) The Sellers have delivered to the Buyers true and complete copies of all written Contracts and other items which are described or are required to be described on Schedule 7.8, or true and complete memoranda describing all oral Contracts, in each case, including all amendments and other modifications thereto, and all liabilities and obligations under such Contracts can be ascertained from such copies or memoranda. Except as disclosed in
Schedule 7.8, all Contracts are in full force and effect and are valid, binding and enforceable by the Sellers in accordance with their respective terms, except as limited by laws affecting creditors' rights or equitable principles generally. The Sellers have not granted or been granted any waiver or forbearance with respect to any of the Contracts. The Sellers have performed all obligations required to be performed by them in connection with the items which are described or required to be described on Schedule 7.8 and are not in receipt of any claim of default under any such item. To the Sellers' Knowledge, no other contracting party is in default under any of the Contracts. Except as set forth in Schedule 7.3, the Sellers have full legal power and authority to assign their rights under the Contracts to the Buyers in accordance with this Agreement on terms and conditions no less favorable than those in effect on the date hereof, and such assignment will not require the consent of any third party or affect the validity, enforceability or continuity of any of the Contracts. The Contracts listed on Schedule 7.8 include all those necessary to conduct the business and operation of each Station as such business is now conducted.

      7.9 Employee Benefits.

            (a) Schedule 7.9(a) contains a true and complete list of all persons employed at each Station, each such person's job title or the capacity in which employed and a description of all compensation including bonus arrangements and employee benefit plans or arrangements applicable to each such employee. The Sellers are not a Party to any agreement, written or oral, with salaried or non-salaried employees except as described on Schedule 7.9(a). Except as described on Schedule 7.9(a), the Sellers have no knowledge that any employee identified on Schedule 7.9(a) currently plans to terminate employment, whether by reason of the transactions contemplated by this Agreement or otherwise.

            (b) The Sellers are not a party to any collective bargaining agreement covering any of their employees at the Stations. The Sellers are not a party to any contract with any labor organization, nor have the Sellers agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of the Sellers' employees at the Stations. The Sellers have no knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to any employees of the Sellers at the Stations. There are no unfair labor practice charges pending against the Sellers; there are no pending or, to the Sellers' Knowledge, threatened strikes or arbitration proceedings involving labor matters affecting the Sellers; and, except as disclosed on Schedule 7.9(b), the Sellers have not experienced any strikes, work stoppage or other significant labor difficulties of any nature at the Stations.

            (c) Except as set forth in Schedule 7.9(c), the Sellers are not a party to or bound by any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not such plan is otherwise exempt from the provisions of ERISA, and no employee or spouse of an employee is entitled to any benefits that would be payable pursuant to any such plan. Except pursuant to a plan or agreement listed on Schedule 7.9(c), the Sellers have no fixed or contingent liability or obligation to any person now or formerly employed at the Stations, including, without limitation, pension or thrift plans, individual or supplemental pension or accrued compensation arrangements, contributions to hospitalization or other health or life insurance programs, incentive plans, bonus arrangements and vacation, sick leave, disability and termination arrangements or policies, including workers' compensation policies. The Sellers have administered any plan listed on Schedule 7.9(c) in accordance with the terms of such plan and provisions of ERISA and if applicable, the Internal Revenue Code. The Buyers shall not assume or hereby become obligated to pay any debt, obligation or liability arising from the Sellers' employee benefit plans, or any other employment arrangement, except as specifically provided in Section 3.1, and coverage under such plans and arrangements shall remain the responsibility of the Sellers.

            (d) The Sellers have complied with all laws relating to employment, including, without limitation, laws relating to safety, health, equal employment opportunity, wages, hours, collective bargaining, unemployment insurance, workers' compensation, pension, welfare and benefit plans (including ERISA) and the payment and withholding of income, social security, unemployment, disability and other taxes. To the Sellers' Knowledge, there is no dispute between the Sellers and any of their past or present employees (nor any job applicant) related to discrimination, compensation, severance pay, vacation or pension benefits, except as disclosed in Schedule 7.9(d).

      7.10 Intellectual Property. Schedule 7.10 lists all copyrights, trademarks, trade names, service marks, licenses, patents, permits, jingles, privileges, and other similar intangible property rights and interests (exclusive of those required to be listed in other Schedules hereto) applied for, issued to or owned by the Sellers, or under which the Sellers are licensed or franchised, and used or useful in the conduct of the business and operation of the Stations ("Intellectual Property"), all of which rights and interests are issued to or owned by the Sellers, or if licensed or franchised to the Sellers, are valid and uncontested. The Sellers have delivered to the Buyers copies of all documents, if any, establishing such rights, licenses or other authority. There is no pending or, to the Sellers' Knowledge, threatened proceeding or litigation affecting or with respect to the Intellectual Property. The Sellers have received no notice and has no knowledge of any infringement or unlawful use of such property. The properties listed in Schedule 7.10 include all such properties necessary to conduct the business and operation of the Stations as now conducted.

      7.11 Litigation. The Sellers are not subject to any judgment, award, order, writ, injunction, arbitration decision or decree. Except as disclosed on
Schedule 7.11, there is no claim, litigation, proceeding or investigation pending or, to the Sellers' Knowledge, threatened against the Sellers or the Stations in any federal, state or local court, or before any administrative agency, arbitrator or other tribunal authorized to resolve disputes. Except as disclosed on Schedule 7.11, there is no claim, litigation, proceeding or investigation pending or, to the Sellers' Knowledge, threatened against the Sellers or the Stations, which might have a material adverse effect upon the business assets or condition (financial or otherwise) of the Sellers or the Stations or which seek to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken in connection with this Agreement.

      7.12 Compliance With Laws. Each of the Sellers and its employees have complied and is in compliance in all material respects with all laws, regulations and governmental orders applicable to the conduct of the business and operation of the Stations (including the Sellers' broadcasting, production, promotion, marketing and sales activities) or any Assets, and the Sellers' present use of the Assets does not violate any such laws, regulations or orders. The Sellers have not received any notice asserting any noncompliance with any applicable statute, rule, or regulation, in connection with the business or operation of any Stations. The Sellers are not now subject (nor have the Sellers been subject during the previous five years) to any investigation, penalty assessment, or audit (in each case of which the Sellers have been made or became aware) by any Governmental Entity or to any other allegation that the Sellers (including any agent, representative or broker acting on behalf of the Sellers) violated the regulations of any such Governmental Entity or made a material false statement or omission to any Governmental Entity.

      7.13 Interests in Clients, Suppliers, Etc. Except as disclosed in Schedule 7.13, neither the Sellers nor any of their members, partners, officers, or Affiliates or members, partners, shareholders, officers or directors thereof, possesses, directly or indirectly, any financial interest in, or as a member, partner, director, officer or employee of, any partnership, corporation, firm, limited liability company, association or business organization which is a client, supplier, customer, lessor, lessee or competitor of the Stations or has a banking relationship involving the Stations. Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934 not in excess of five percent (5%) of any class of such securities shall not be deemed to be a financial interest for purposes of this
Section 7.13. All Real Property, Personal Property, Contracts and Intellectual Property used or necessary in the business or operation of the Stations are owned, leased or held by the Sellers, and no Affiliate of the Sellers owns or leases property or is a Party to any lease or agreement affecting or relating to the operation of the Stations other than as disclosed in Section 7.13.

      7.14 Financial Statements. The Sellers have supplied the Buyers with copies of the audited balance sheets of Fritz Broadcasting, Inc. ("Fritz") and the related statements of income and cash flows for Fritz's fiscal years ending December in each of 1995 and 1996 which have been prepared in accordance with GAAP (the "Audited Financials"), and the unaudited balance sheet of the Stations as of the most recently completed broadcast month prior to the execution of this Agreement and the related operating statements for the fiscal period then ended (the "Latest Balance Sheet" and together with the "Audited Financials", the "Financial Statements"). The Financial Statements accurately reflect and present fairly the financial position and the results of operations of the Stations as of the dates and/or the periods indicated. The Stations' last twelve months broadcast cash flow as of Closing shall not be more than 10% lower than the Stations' last twelve months broadcast cash flow as of the Latest Balance Sheet. Except for the transactions contemplated herein, the Sellers have operated the Stations in the ordinary and normal course of business since December 31, 1996. Except for (a) liabilities as and to the extent reflected or reserved against in the Financial Statements, and (b) liabilities incurred since the date of the Latest Balance Sheet in the ordinary and normal course of business, the Sellers have no material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise.

      7.15 Insurance. Schedule 7.15 lists all insurance policies held by the Sellers relating to their business, properties and employees, together with the policy limit, the type of coverage, the location of the property covered, annual premium, premium payment dates and expiration date of each of the policies. Copies of all such insurance policies have been furnished to the Buyers. All such insurance policies are in full force and effect.

      7.16 Taxes. The Sellers have duly, timely and in the required manner filed all federal, state, local and foreign income, franchise, sales, use, property, excise, payroll and other tax returns and forms required to be filed, and has paid in full or discharged all taxes, assessments, excises, interest, penalties, deficiencies and losses required to be paid. No event has occurred which could impose on the Buyers any liability for any taxes, penalties or interest due or to become due from the Sellers from any taxing authority.

      7.17 Bankruptcy. No insolvency proceedings of any character, including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Sellers, any Station or any of the Assets, are pending or threatened, and the Sellers have not made any assignment for the benefit of creditors or taken any action in contemplation of or which would constitute the basis for the institution of such insolvency proceedings.

      7.18 Subsidiaries; Investments. The Assets do not include any shares of capital stock or any other security, interest or investment in, or loan to (other than extensions of trade credit in the ordinary course of business), any other Person or any right which is exercisable or exchangeable for or convertible into any capital stock or other security, interest or investment in any other Person.

      7.19 Environmental Matters. Except as set forth on Schedule 7.19, to the Sellers' Knowledge, (a) No Hazardous Substance (i) is or has been used, treated, stored, disposed of, released, spilled, generated, manufactured, transported or otherwise handled on or from the Real Property, (ii) has been spilled, released or disposed of on property adjacent to the Real Property, or (iii) has otherwise come to be located on or under the Real Property, in any case in a manner that has given rise or would give rise to liability under Environmental Laws in all material respects, (b) the Real Property and all operations on the Real Property have complied with and are in compliance with all Environmental Laws in all material respects, and (c) the Sellers have obtained all environmental, health and safety permits necessary for the operation of the Stations, and all such permits are in full force and effect, and the Sellers have complied with and are in compliance with the terms and conditions of all such permits. No outstanding liens have been placed on the Real Property under any Environmental Laws. The Sellers have not received any notice, and are not aware, of any administrative or judicial investigations, proceedings or actions with respect to alleged or proven liability under or violations of Environmental Laws involving the Sellers, or any tenants or sub-tenants of the Sellers, or otherwise involving the Real Property or the operations on the Real Property. The Sellers, any tenants or sub-tenants of the Sellers, and the Real Property are in compliance with all federal and state statutes and regulations relating to Asbestos, and no Asbestos Containing Material is present in any of the improvements on the Real Property or is otherwise located on the Real Property. There are no underground storage tanks, whether in use or closed, on or under the Real Property, and no PCB is present on the Real Property. No PCB is used in the Personal Property. The Sellers have not incurred any liability under CERCLA or any other Environmental Law.

      7.20 UCC Financing Statements. All of the Assets are and have been located in the State of Ohio since the Assets were acquired by the Sellers. All financing statements filed by any Party with respect to the Assets are listed in
Schedule 7.20.

      7.21 Disclosure. Neither this Agreement, nor any of the schedules or exhibits hereto, contains any untrue statement of a material fact or, when considered as a whole, omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

      7.22 Brokerage. Other than fees owing to Richard A. Foreman Associates, Inc. which fees will be paid by the Sellers, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Sellers.

      7.23 HSRA Requirements. 62nd Street is not controlled by any other entities as "control" is defined in the HSRA except for 62nd Street Holding, L.L.C. and Bain/62nd Street, L.L.C. Neither 62nd Street Holding, L.L.C. or Bain/62nd Street, L.L.C. have annual net sales or total assets of one hundred million dollars ($100,000,000) or more for purposes of reportability under the HSRA.

      7.24 Fritz Asset Purchase Agreement. The Sellers have no Knowledge of a material breach of any representation or covenant related to the Stations made by Fritz Broadcasting, Inc. in the Fritz Asset Purchase Agreement.

      7.25 Closing Date. All of the representations and warranties contained in this Article 7 and elsewhere in this Agreement and all information delivered to the Buyers in any schedule, attachment or exhibit hereto are true and correct as of the consummation of the transactions contemplated by the Fritz Asset Purchase Agreement and will be true and correct on the Closing Date, except to the extent that the Sellers have advised the Buyers otherwise in writing at least one (1) day prior to the Closing.

                                    ARTICLE 8
                             COVENANTS OF THE BUYERS

      8.1 Notification. The Buyers shall notify the Sellers of any litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against either Buyer which challenges the transactions contemplated hereby, including any challenges to the FCC Application, and shall use reasonable efforts to remove any such impediment to the transactions contemplated by this Agreement.

      8.2 No Inconsistent Action. The Buyers shall not take any action inconsistent with its obligations under this Agreement or that would hinder or delay the consummation of the transactions contemplated by this Agreement.

                                    ARTICLE 9
                            COVENANTS OF THE SELLERS

      9.1 Interim Operation. Between the date of this Agreement and the Closing Date, except as expressly permitted by this Agreement or with the prior written consent of the Buyers:

            (a) the Sellers shall conduct the business and operations of the Stations solely in the ordinary and normal course of business consistent with past practice, with the intent of preserving the ongoing operations and assets of the Stations;

            (b) the Sellers shall not sell, assign, lease or otherwise transfer or dispose of any of the Assets, except for assets consumed or disposed of in the ordinary course of business, where no longer used or useful in the business or operation of the Stations, in which event the same shall be replaced with assets of equal or greater value and utility and the Stations' inventories of spare parts and expendable supplies shall be maintained at levels consistent with past practices;

            (c) the Sellers shall not create, assume or permit to exist any claim, liability, or Lien upon the Assets, except for those in existence on the date of this Agreement, all of which will be removed on or prior to the Closing Date unless they are to be assumed by the Buyers in accordance with Section 3.1 of this Agreement;

            (d) the Sellers shall operate the Stations in accordance with the FCC's rules and regulations, the Station Licenses and all other applicable laws, regulations, rules and orders, and shall not cause or permit by any act, or failure to act, any of the Station Licenses to expire, be surrendered, adversely modified, or otherwise terminated, or fail to prosecute with due diligence any pending application to the FCC;

            (e) the Sellers shall not waive any material right under any Assumed Contract;

            (f) the Sellers shall not, without the Buyers' consent, enter into or renew (i) any Assumed Contract that involves payment by or to the Sellers of Five Thousand Dollars ($5,000) or more, other than a Time Sales Agreement, (ii) any Assumed Contract for a term extending beyond the Closing Date, other than a Time Sales Agreement or (iii) enter any Trade Agreements without the Buyers' prior written consent;

            (g) the Sellers shall timely make all payments required to be paid under any Assumed Contract consistent with past practices and otherwise pay all liabilities and satisfy all obligations when such liabilities and obligations consistent with past practices;

            (h) the Sellers shall not increase or agree to increase the compensation, bonuses or other benefits for employees of the Stations, except as may be required under Assumed Contracts disclosed in Schedule 7.8 or consistent with past employee compensation and promotion practices, and shall pay all commissions due with respect to accounts receivable in accordance with past practices;

            (i) the Sellers shall, in accordance with the Stations' personnel practices and policies, use its best efforts to maintain the employment at the Stations and to renew the existing employment contracts, if any, of the employees listed on Schedule 7.9, and neither the Sellers nor any Affiliate of the Sellers shall solicit, directly or indirectly, through any agent or otherwise, the employment of, or hire, any of the employees listed on Schedule 7.9; provided, however, that notwithstanding the foregoing, the Sellers may solicit or hire any Excluded Employees listed on Schedule 10.5;

            (j) the Sellers shall use their best efforts to preserve the operations, organization and reputation of the Stations intact, to preserve the goodwill and business of the Stations' advertisers, suppliers, and others having business relations with the Stations, and suppliers, and others having business relations with the Stations, and to continue to conduct financial operations of the Stations, including their credit and collection policies, with no less effort, as in the prior conduct of the business of the Stations;

            (k) the Sellers shall remove, cure, correct and repair prior to the Closing any material deficiencies in the Assets and any violations under applicable statutes, rules, regulations, engineering standards or building, fire or zoning laws or regulations, which are inconsistent with the Sellers' representations, warranties and covenants contained in this Agreement;

            (l) the Sellers shall maintain monthly cash advertising and promotional expenditures for the Stations at levels that are consistent with past practices;

            (m) the Sellers shall make capital improvements reasonably required to continue the operations of the Stations consistent with past practices;

            (n) the Sellers shall maintain insurance policies on the Stations and the Assets comparable to those policies listed on Schedule 7.15; and

            (o) the Sellers shall maintain its books and records in accordance with GAAP and the methods used to prepare the Financial Statements and shall furnish the Buyers, within fifteen (15) days of the close of each broadcast month, a profit and loss statement in detail by line for such month.

      9.2 Access to Station. Upon reasonable prior notice from the Buyers to the Sellers, between the date of this Agreement and the Closing Date, the Sellers shall give the Buyers and the Buyers' counsel, accountants, financing parties, engineers and other representatives and each of their respective agents, reasonable access during normal business hours to all of the Sellers' properties, records, employees, sales representatives, current and former independent accountants of the Sellers, in each case relating to the Stations, and shall furnish the Buyers with all information related to the Stations that the Buyers reasonably request. The Buyers' access under this Section 9.2 shall be exercised in such a manner as to not interfere unreasonably with the business of the Stations.

      9.3 Exclusivity. Between the date of this Agreement and the Closing, neither the Sellers nor any Affiliate of the Sellers shall directly or indirectly (a) solicit, initiate or encourage submission of any proposal or offer from any Person (including any of them) relating to any (i) liquidation, dissolution or recapitalization of, (ii) merger or consolidation with or into,
(iii) acquisition or
purchase of any material asset (or any material portion of the assets) of, or any equity interest in, or (iv) similar transaction or business combination involving, the Sellers or the Stations, or (b) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way, or assist or participate in, facilitate or encourage, any effort or attempt by any person to do or seek any of the foregoing. The Sellers shall promptly notify the Buyers in writing if any such offer or proposal is made to the Sellers after the date of this Agreement and shall advise the Buyers of the identity of the person making such offer or proposal and of the content of such offer or proposal.

      9.4 Notification

            (a) The Sellers shall notify the Buyers of any litigation, arbitration or administrative proceeding pending or, to their Knowledge, threatened against the Sellers or the Stations which challenges the transactions contemplated hereby, including any challenges to the FCC Application, and shall use its best efforts to take such steps as may be necessary to remove any such impediment to the transactions contemplated by this Agreement.

            (b) Between the date of this Agreement and the Closing Date, the Sellers shall notify the Buyers if the regular broadcast transmission of any Station from their main broadcasting antenna at full authorized effective radiated power is interrupted or impaired for a period of more than three (3) consecutive hours or for an aggregate of six (6) hours in any continuous two (2) day period or twelve (12) hours in any single thirty (30) day period.

            (c) Between the date of this Agreement and the Closing, the Sellers shall keep the Buyers reasonably informed of all material operational matters and business developments with respect to each Station.

      9.5 Third-Party Consents. The Sellers shall use commercially reasonable efforts to obtain at their own expense the consent of any third parties necessary for (i) the assignment to the Buyers of any Assumed Contract and (ii) all other consents required to consummate the transactions contemplated under this Agreement.

      9.6 Estoppel Certificates; Consent and Waiver. The Sellers shall use commercially reasonable efforts to obtain estoppel certificates and consents and waivers from any landlord with respect to the Real Property or other lessor of any Asset. Each estoppel certificate shall identify with specificity the lease, and any amendments or modifications thereto, and the amount of the monthly payments due thereunder, and shall contain the landlord's or lessor's certification for the benefit of the Buyers that the lease is in full force and effect, that there are no uncured defaults with respect to such lease and that the Sellers have been and are in full compliance with all of the Sellers' obligations thereunder. Each consent and waiver shall be in form and substance satisfactory to the Buyers' lenders.

      9.7 Closing Delivery. On the Closing Date, the Sellers shall transfer, convey, assign and deliver to the Buyers the Assets as provided in Article 1 of this Agreement.

      9.8 Payment of Indebtedness; Financing Statements. The Sellers shall secure the release of all Liens on the Assets that secure the payment of any indebtedness and shall deliver to the Buyers at the Closing releases or terminations under the Uniform Commercial Code and any other applicable federal, state or local statutes or regulations of any financing or similar statements filed against any Assets in (a) the jurisdictions in which the Assets are and have been located since such Assets were acquired by the Sellers, and (b) any other location specified or required by applicable federal, state or local statues or regulations.

      9.9 No Inconsistent Action. The Sellers shall not taken any action which is inconsistent with its obligations under this Agreement or that would hinder or delay the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE 10
                                 JOINT COVENANTS

      10.1 Conditions. If any event should occur between the date hereof and the Closing, either within or without the control of any Party hereto, which would prevent fulfillment of the conditions upon the obligations of any Party to consummate the transactions contemplated by this Agreement, the parties shall use their reasonable efforts to cure the event as expeditiously as possible.

      10.2 Best Efforts. Between the date of this Agreement and the Closing, each Party shall use its best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the obligations of the other Party to consummate the sale and purchase under this Agreement.

      10.3 Control of Stations. Between the date of this Agreement and the Closing, the Buyers shall not, directly or indirectly, control, supervise or direct the operations of the Stations. Such operations shall be the sole responsibility of Fritz prior to the Fritz Effective Time and of the Sellers prior to Closing and, subject to the provisions of Article 9, shall be in their complete discretion.

      10.4 Confidentiality. The Buyers and the Sellers shall each keep confidential all information obtained by them with respect to the other in connection with this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to the other without retaining a copy thereof, any schedules, documents or other written information, including all financial information, obtained from the other in connection with this Agreement and the transactions contemplated hereby, except where such information is known or available through other lawful sources or where such Party is advised by counsel that its disclosure is required in accordance with applicable law.

      10.5 Continued Employment of Stations Employees.

            (a) On the Closing Date, all active employees of the Sellers identified on Schedule 7.8, other than the employees identified on Schedule 10.5 (the "Excluded Employees"), shall become employees of Broadcasting ("Transferred Employees"). The terms and conditions of Broadcasting's employment of the Transferred Employee shall be at will employment with such benefits as Broadcasting deems appropriate; provided, however, that Broadcasting shall have no obligation (except as required by law) to provide immediate medical insurance coverage for preexisting conditions and shall be entitled to terminate any Transferred Employee after the Closing; and provided, further, that Broadcasting shall comply with the terms of any Assumed Contract relating to any Transferred Employee listed on Schedule 7.8 and assumed by the Buyers pursuant to Section 3.1.

            (b) Except to the extent required by law, Broadcasting shall not be required to employ any employee who, on the Closing Date, shall be suffering from any temporary or permanent disability of a nature which prevents such employee even with reasonable accommodation from fully performing the essential functions of his or her employment duties, and such employee shall not be deemed to be a Transferred Employee hereunder. On the Closing Date, the Sellers shall provide Broadcasting with a list of any employees identified on Schedule 7.9(b) known by the Sellers to be so disabled at such time.

            (c) Except as otherwise expressly set forth herein, the Sellers shall be solely responsible for all salaries and other compensation which will or may become payable to any Transferred Employee in respect of any period of employment by the Sellers prior to the Effective Time, and Broadcasting shall be solely responsible for any salaries and other compensation which will or may become payable to any Transferred Employee in respect of any period on and after the Effective Time.

            (d) For purposes of determining the amount of any entitlement of any Transferred Employee under Broadcasting's vacation policy, Broadcasting will take into account and credit such Transferred Employee's length of service with the Sellers as well as with Broadcasting, and Broadcasting will also assume responsibility for the accrued but unused vacation of all Transferred Employees. As part of the proration process described in Section 5.1, the Sellers shall make a payment to the Buyers equal to the value of the accrued, but unused vacation entitlements of all Transferred Employees. Broadcasting shall not assume any obligations under the Sellers' existing sick leave or severance policies, except for such obligations set forth in written Assumed Contracts.

            (e) No provisions of this Agreement shall create any third party beneficiary rights of any employee or former employee (including any beneficiary or dependent thereof of the Sellers in respect of continued employment (or resumed employment) with the Sellers or with Broadcasting.

            (f) The Sellers shall cooperate with Broadcasting in all reasonable respects in connection with Broadcasting's employment of the Transferred Employees. Without limiting the generality of the foregoing, for a period commencing on the date of this Agreement and ending five (5) years following the Closing Date, neither the Sellers nor any of its Affiliates shall take any action to induce any Transferred Employee to enter into or to continue in the employment of the Sellers or its Affiliates in a position other than as an employee of the Stations.

            (g) With respect to the 401(k) plan maintained by the Sellers ("the Sellers' 401(k) Plan"), all Transferred Employees shall be fully vested in their account balances as of the Closing Date and the Sellers shall contribute on behalf of each Transferred Employee the matching and other contributions, if any, attributable to the 1997 plan year (based on the Transferred Employees' compensation earned and contributions made prior to the Closing Date). Within a reasonable time following the Closing Date, the Sellers shall cause the account balances of the Transferred Employees under the Sellers' 401(k) Plan to be distributed to the Transferred Employees in accordance with the terms of such plan and Section 401(k)(10) of the Code. For a reasonable period following the Closing Date, the Sellers shall continue to administer loans under the Sellers' 401(k) Plan with respect to accounts not transferred to Broadcasting in a direct rollover to a plan, if any, maintained by Broadcasting (the "Buyers' Plan") and, to the extent a Transferred Employee elects a direct rollover to the Buyers' Plan, the Sellers shall cause any outstanding loans held in the Transferred Employee's account to be transferred to the Buyers' Plan.

                                   ARTICLE 11
             CONDITIONS PRECEDENT TO THE BUYERS' OBLIGATION TO CLOSE

      The obligations of the Buyers hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

      11.1 The Sellers' Ownership of Stations. The Sellers will have consummated the transactions contemplated by the Fritz Asset Purchase Agreement without any material amendments or waivers thereto.

      11.2 Representations, Warranties and Covenants.

            (a) All representations and warranties of the Sellers made in this Agreement shall be true and complete in all material respects on and as of the Closing Date as if made on and as of that date and as though the Closing Date were substituted for the date of this Agreement (without taking into account any disclosures made by the Sellers to the Buyers pursuant to Section 7.21 hereof).

            (b) All of the terms, covenants and conditions to be complied with and performed by the Sellers on or prior to Closing Date shall have been complied with or performed.

      11.3 Governmental Consents. The FCC Consent shall have been granted and, unless waived by the Buyers' lender or the Buyers, the FCC Consent shall have become a Final Order, all other conditions of Section 4.2 shall have been satisfied and any other governmental consents

(including without limitation any required HSRA consents) required to consummate the transactions hereunder shall have been obtained.

      11.4 Governmental Authorizations. Licensing or Broadcasting, as the case may be, shall be the lawful holder of the Station Licenses listed in Schedule
7.4 and all other licenses, permits and other authorizations used or necessary in the conduct of the business and operation of the Stations, and there shall not have been any modification of any of such licenses, permits and other authorizations where it is probable that such modification would have a material adverse effect on any Station or the conduct of such Station's business and operation. No proceeding shall be pending which seeks or the effect of which reasonably could be to revoke, cancel, fail to renew, suspend or modify in a material adverse way any of the Station Licenses or any other licenses, permits or other authorizations relating to any Station.

      11.5 Mandatory Third Party Consents. The Sellers shall have obtained and shall have delivered to the Buyers all Mandatory Consents, without any condition adverse to the Buyers.

      11.6 Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending against, and no order, decree or judgement of any court, agency or other governmental authority shall have been rendered against, any Party hereto that the Buyers in good faith, based upon a written opinion of counsel, believe would render them unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

      11.7 Deliveries. The Sellers shall have made or stand willing to make all the deliveries required under Section 13.1.

      11.8 No Material Adverse Change. The Stations' last twelve months broadcast cash flow as of Closing shall not be more than 10% lower than the Stations' last twelve months broadcast cash flow as of the Latest Balance Sheet.

      11.9 Financing. The Buyers shall have obtained financing necessary for the completion of the transactions contemplated hereby on terms consistent with those contained in a commitment letter which will be attached hereto as Exhibit B (the "Commitment Letter") within two weeks from the date this Agreement is executed and which such financing will be reasonably satisfactory to the Sellers.

                                   ARTICLE 12
              CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE

      The obligations of the Sellers hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

      12.1 The Sellers' Ownership of Stations. The Sellers will have consummated the transactions contemplated by the Fritz Asset Purchase Agreement.

      12.2 Representations, Warranties and Covenants.

            (a) All representations and warranties made by the Buyers in this Agreement shall be true and complete in all material respects on and as of the Closing Date as if made on and as of that date and as though the Closing Date were substituted for the date of this Agreement (without taking into account any disclosures made by the Buyers to the Sellers pursuant to Section 6.8 hereof).

            (b) All the terms, covenants and conditions to be complied with and performed by the Buyers under this Agreement on or prior to the Closing Date shall have been complied with or performed,

      12.3 Governmental Consents. The FCC Consent shall have been granted and, unless waived by the Sellers' lender or the Sellers, the FCC Consent shall have become a Final Order, all other conditions of Section 4.2 shall have been satisfied and any other governmental consents (including without limitation any required HSRA consents) required to consummate the transactions hereunder shall have been obtained.

      12.4 Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against any Party hereto that the Sellers in good faith, based upon a written opinion of counsel, believe would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

      12.5 Deliveries. The Buyers shall have made or stand willing to make all the deliveries required under Section 13.2.

                                   ARTICLE 13
                    DOCUMENTS TO BE DELIVERED AT THE CLOSING

      13.1 Documents to be Delivered by the Sellers. At the Closing, the Sellers shall deliver to the Buyers the following (the "the Buyers' Closing Transactions"):

            (a) a certificate of an officer of each Seller, dated the Closing Date, in form and substance reasonably satisfactory to the Buyers, certifying as to the fulfillment of the conditions set forth in Sections 11.1 through 11.8 hereof;

            (b) opinions of the Sellers' counsel, dated the Closing Date, reasonably acceptable to the Buyers and their counsel;

            (c) the Transaction Documents to which each Seller is a party;

            (d) instruments of conveyance and transfer, in form and substance reasonably satisfactory to counsel to the Buyers, effecting the sale, transfer, assignment and conveyance of the Assets to the Buyers, including, but not limited to, the following:

                  (i)   assignments of the Station Licenses;

                  (ii)  bills of sale for all Personal Property;

                  (iii) warranty deeds for all Owned Real Property;

                  (iv)  assignments of the Assumed Contracts; and

                  (v) assignments of all intangible personal property including all books, records, logs and similar assets;

            (e) resolutions of the Sellers, authorizing the execution, delivery and performance of this Agreement, certified by the Sellers;

            (f) the Mandatory Consents; and

            (g) such other documents as may reasonably be requested by the Buyers' counsel.

      13.2 Documents to be Delivered by the Buyers. At the Closing, the Buyers shall deliver to the Sellers the following (the "the Sellers' Closing Transactions" and together with the Buyers' Closing Transactions, the "Closing Transactions"):

            (a) a certificate of an officer of each Buyer, dated the Closing Date; in form and substance reasonably satisfactory to the Sellers, certifying to the fulfillment of the conditions specified in Section 12.1 through 12.4 hereof,

            (b) immediately available wire-transferred federal funds as provided in Section 2.1;

            (c) the Transaction Documents to which each Buyer is a party;

            (d) instruments, in form and substance reasonably satisfactory to the Sellers and their counsel, pursuant to which the Buyers assume obligations, liabilities and commitments as provided in Article 3;

            (e) opinions of the Buyers' counsel, dated the Closing Date, reasonably acceptable to the Sellers and their counsel; and

            (f) such other documents as may reasonably be requested by the Sellers' counsel.

                                   ARTICLE 14
                        TRANSFER TAXES; FEES AND EXPENSES

      14.1 Transfer Taxes and Similar Charges. Except as set forth in Sections
14.2 and 14.3 hereof, all costs of transferring the Assets in accordance with this Agreement, including recordation, transfer and documentary taxes and fees, and any excise, sales or use taxes, shall be borne by the Sellers.

      14.2 Governmental Filing or Grant Fees. Any filing or grant fees imposed by any governmental authority, the consent of which is required for the transactions contemplated hereby, including all filing fees incurred pursuant to
Article 4 (other than with respect to the HSRA, which fees will be paid by the Buyers) shall be borne equally by the Buyers and the Sellers.

      14.3 Expenses. Each Party hereto shall be solely responsible for and shall pay all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement; provided that, the cost of any FCC Application shall be borne equally by the Buyers and the Sellers.

                                   ARTICLE 15
                                 INDEMNIFICATION

      15.1 Indemnification by the Sellers and 62nd Street. Notwithstanding the Closing, the Sellers and 62nd Street (for purposes of this Article 15 the Sellers and 62nd Street are referred to collectively as the "the Seller Indemnitors") hereby agree to indemnify, defend and hold harmless against and with respect to, and shall reimburse the Buyers for:

            (a) Any and all losses, direct or indirect, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant or obligation by the Sellers or 62nd Street contained herein or in any certificate, document or instrument delivered to the Buyers hereunder;

            (b) Any and all obligations of the Sellers not assumed by the Buyers pursuant to the terms of this Agreement;

            (c) Any and all losses, liabilities or damages to third parties resulting from the operation or ownership of the Stations prior to the Effective Time, including but not limited to any and all liabilities arising under the Station Licenses or the Contracts which relate to events occurring prior to the Effective Time;

            (d) Any and all losses, liabilities or damages resulting from (i) litigation listed on Schedule 7.11 and (ii) the matters set forth on Schedule 7.19;

            (e) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity, subject to the notice and opportunity to remedy requirements of Section 15.3 hereof; and

            (f) Interest at the Prime Rate on any reimbursable expense or loss incurred by the Sellers from the date of payment, in the case of a reimbursable expense, and from the date of occurrence, in the case of any other losses, until the date of reimbursement by the Seller Indemnitors.

      15.2 Indemnification by the Buyers. Notwithstanding the Closing, the Buyers hereby agree to indemnify and hold the Seller Indemnitors harmless against and with respect to, and shall reimburse to the Seller Indemnitors for:

            (a) Any and all losses, direct or indirect, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment or any covenant or obligation by the Buyers contained herein or in any certificate, document or instrument delivered to the Sellers or 62nd Street hereunder;

            (b) Any and all losses, liabilities or damages to third parties resulting from the operation or ownership of the Stations by the Buyers on and after the Effective Time, including, but not limited to any and all liabilities arising under the Station Licenses or the Assumed Contracts which relate to events occurring after the Effective Time;

            (c) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity, subject to the notice and opportunity to remedy requirements of Section 15.3 hereof; and

            (d) Interest at the Prime Rate on any reimbursable expense or loss incurred by the Sellers from the date of payment, in the case of a reimbursable expense, and from the date of occurrence, in the case of any other losses, until the date of reimbursement by the Buyers.

      15.3 Procedure for Indemnification. The procedure for indemnification shall be as follows:

            (a) The Party seeking indemnification under this Article 15 (the "Claimant") shall give notice to the Party from whom indemnification is sought (the "Indemnitor") of any claim, whether solely between the parties or brought by a third party, specifying (i) the factual basis for the claim, and (ii) the amount of the claim. If the claim relates to an action, suit or proceeding filed by a third party against Claimant, notice shall be given by Claimant within fifteen (15) business days after written notice of the action, suit, or proceeding was given to Claimant. In all other circumstances, notice shall be given by Claimant within thirty (30) business days after Claimant becomes, or should have become, aware of the facts giving rise to the claim. Notwithstanding the foregoing, Claimant's failure to give Indemnitor timely notice shall not preclude Claimant from seeking indemnification from Indemnitor except to the extent that Claimant's failure has materially prejudiced Indemnitor's ability to defend the claim or litigation.

            (b) With respect to claims between the parties, following receipt of notice from the Claimant of a claim, the Indemnitor shall have thirty (30) business days to make any investigation of the claim that the Indemnitor deems necessary or desirable. For the purposes of this investigation, the Claimant agrees to make available to the Indemnitor and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnitor cannot agree as to the validity and amount of the claim within the 30- day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedy.

            (c) With respect to any claim by a third party which involves only the payment of money damages by such third party and which does not concern any FCC Consent, as to which the Claimant is entitled to indemnification hereunder, the Indemnitor shall have the right at its own expense to participate in or assume control of the defense of the claim, and the Claimant shall cooperate fully with the Indemnitor, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnitor. Claimant shall have the right to participate in the defense of the claim as its own expense. Prior to the Indemnitor assuming control of the defense of any claim, the Indemnitor must furnish the Claimant with evidence which in the Claimant's reasonable judgment, establishes that the Indemnitor is and will be able to satisfy such liability. If the Indemnitor does not elect to assume control or otherwise participate in the defense of any third party claim, Claimant may, but shall have no obligation to, defend or settle such claim or litigation in such manner as it deems appropriate, and in any event Indemnitor shall be bound by the results obtained by the Claimant with respect to the claim (by default or otherwise) and shall promptly reimburse Claimant for the amount of all expenses (including the amount of any judgment rendered), legal or otherwise, incurred in connection with such claim or litigation. The Indemnitor shall be subrogated to all rights of the Claimant against any third party with respect to any claim for which indemnity was paid.

      15.4 Limitations. Neither the Sellers nor the Buyers shall have any obligation to the other Parties for any matter described in Section 15.1 or
Section 15.2, as the case may be, except upon compliance by the other Party with the provisions of this Article 15, particularly Article 15.3. Neither Party shall be required to indemnify the other Parties under this Article 15 for any breach of any representation or warranty contained in this Agreement unless (a) written notice of a claim under this Article 15 was received by the Party within the pertinent survival period specified in Article 17 of this Agreement, and (b) unless the aggregate amount of all claims against the Party for breaches of its representations and warranties exceeds Fifty Thousand Dollars ($50,000), in which case such Party's responsibility to indemnify shall extend to all claims, including the $50,000 "basket" amount. The foregoing $50,000 "basket" amount shall not be applicable to any claims made by third parties against which the Buyers or the Sellers are indemnified pursuant to Section 15.1 or Section 15.2 hereof. In computing the "basket" amount, no individual claim of less than $5,000 shall be included therein. Notwithstanding anything to the contrary herein, the Seller Indemnitors shall not be liable for any amounts in excess of (i) the Purchase Price less (ii) amounts paid by the Seller Indemnitors to Buyer to cover such losses (the "Cap").

      15.5 Arbitration Procedure.

            (a) The Buyers and the Seller Indemnitors agree that the arbitration procedure set forth below shall be the sole and exclusive method for resolving and remedying claims for money damages arising out of the provisions of Sections
15.1 and 15.2 (the "Disputes"). Nothing in this Section 15.5 shall prohibit a party hereto from instituting litigation to enforce any Final Determination (as defined below) or availing itself of the other remedies set forth in Section 18 below. The parties hereby agree and acknowledge that, except as otherwise provided in this Section 15.5, the arbitration procedures and any Final Determination hereunder shall be governed by, and shall be enforced pursuant to, Title 9 of the United States Code, as it may be amended or recodified from time to time, and the current Commercial Arbitration Rules of the American Arbitration Association.

            (b) In the event that any party asserts that there exists a Dispute, such party shall deliver a written notice to each other party involved therein specifying the nature of the asserted Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within ten business days after such delivery of such notice, the party delivering such notice of Dispute (the "Disputing Person") may, within 45 business days after delivery of such notice, commence arbitration hereunder by delivering to each other party involved therein a notice of arbitration (a "Notice of Arbitration") and by filing a copy of such Notice of Arbitration with the American Arbitration Association. Such Notice of Arbitration shall specify the matters as to which arbitration is sought, the nature of any Dispute, the claims of each party to the arbitration and shall specify the amount and nature of any damages, if any, sought to be recovered as a result of any alleged claim, and any other matters required by the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time to be included herein, if any.

            (c) The Buyers and the Seller Indemnitors each shall select an independent arbitrator expert in the subject matter of the Dispute (the arbitrators so selected shall be referred to herein as "the Buyers' Arbitrator" and "the Sellers' Arbitrator", respectively). In the event that either party fails to select an independent arbitrator as set forth herein within 20 days from delivery of a Notice of Arbitration, then the matter shall be resolved by the arbitrator selected by the other party. The Buyers' Arbitrator and the Sellers' Arbitrator shall select a third independent arbitrator expert in the subject matter of the dispute, and the three arbitrators so selected shall resolve the matter according to the procedures set forth in this Section 15.5. If the Buyers' Arbitrator and the Sellers' Arbitrator are unable to agree on a third arbitrator within 20 days after their selection, the Buyers' Arbitrator and the Sellers' Arbitrator shall each prepare a list of three independent arbitrators. The Buyers' Arbitrator and the Sellers' Arbitrator shall each have the opportunity to designate as objectionable and eliminate one arbitrator from the other arbitrator's list within 7 days after submission thereof, and the third arbitrator shall then be selected by lot from the arbitrators remaining on the lists submitted by the Buyers' Arbitrator and the Sellers' Arbitrator.

            (d) The arbitrator(s) selected pursuant to paragraph (c) will determine the allocation of the costs and expenses of arbitration based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if the Sellers submit a claim for $1,000 and if the Buyers contest only $500 of the amount claimed by the Sellers, and if the arbitrator(s) ultimately resolves the dispute by awarding the Sellers $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e. 300 / 500) to the Buyers and 40% (i.e. 200 / 500) to the Sellers.

            (e) The arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time, except as otherwise set forth herein or as modified by the agreement of all of the parties to this Agreement. The arbitrator(s) shall so conduct the arbitration that a final result, determination, finding, judgment and/or award (the "Final Determination") is made or rendered as soon as practicable, but in no event later than 90 business days after the delivery of the Notice of Arbitration nor later than 10 days following completion of the arbitration. The Final Determination must be agreed upon and signed by the sole arbitrator or by at least two of the three arbitrators (as the case may be). The Final Determination shall be final and binding on all parties and there shall be no appeal from or examination of the Final Determination, except for fraud, perjury, evident partiality or misconduct by an arbitrator prejudicing the rights of any party and to correct manifest clerical errors.

            (f) The Buyers and the Seller Indemnitors may enforce any Final Determination in any state or federal court having jurisdiction over the dispute. For the purpose of any action or proceeding instituted with respect to any Final Determination, each party hereto hereby irrevocably submits to the jurisdiction of such courts, irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in such court has been brought in an inconvenient forum.

            (g) If any party shall fail to pay the amount of any damages, if any, assessed against it within 10 days of the delivery to such party of such Final Determination, the unpaid amount shall bear interest from the date of such delivery at the Prime Rate. Interest on any such unpaid amount shall be compounded semi-annually, computed on the basis of a 360-day year consisting of twelve 30-day months and shall be payable on demand. In addition, such party shall promptly reimburse the other party for any and all costs or expenses of any nature or kind whatsoever (including but not limited to all attorneys' fees) incurred in seeking to collect such damages or to enforce any Final Determination.

                                   ARTICLE 16
                               TERMINATION RIGHTS

      16.1 Termination. This Agreement may be terminated at any time prior to the Closing:

            (a) by mutual written agreement of the Buyers and the Sellers;

            (b) by either the Buyers or the Sellers if there has been a material misrepresentation or breach on the part of the other Parties in the representations and warranties set forth in this Agreement, or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating Party's obligations to consummate the transactions contemplated hereby, unless such terminating Party's willful breach of this Agreement has caused the condition to be unsatisfied;

            (c) by the Sellers, by written notice to the Buyers, on any date determined for the Closing in accordance with Section 1.1 if each condition set forth in Section 11 and Section 12 has been satisfied (or will be satisfied by the delivery of documents by the parties at the Closing) or waived in writing on such date and the Buyers have nonetheless refused to consummate the Closing Transactions;

            (d) by the Buyers, by written notice to the Sellers, on any date determined for the Closing in accordance with Section 1.1 if each condition set forth in Section 11 and Section 12 has been satisfied (or will be satisfied by the delivery of documents by the parties at the Closing) or waived in writing on such date and the Sellers have nonetheless refused to consummate the Closing Transactions;

            (e) by the Sellers, if the Fritz Purchase Agreement terminates according to its terms;

            (f) by the Buyers, if the broadcast transmission of any Station from its main or authorized auxiliary broadcasting antenna at not less than 90% of the full authorized power is interrupted or impaired for a period of more than twenty-four (24) consecutive hours or for an aggregate of thirty-six (36) hours in any seven (7) day period; and

            (g) by the Buyers, if the Buyers fail to obtain adequate financing to consummate the transactions contemplated hereby on terms consistent with the Commitment Letter.

Unless the Closing has occurred, this Agreement will terminate without any action by any Person at 5:00 P.M., Toledo, Ohio time, on the Termination Date. The "Termination Date" will be the earlier of (i) the date upon which the denial of any FCC Consent becomes a Final Order and (ii) February 28, 1998.

Notwithstanding the foregoing, (1) the Buyers may not rely on the failure of any condition precedent set forth in Section 11 to be satisfied if such failure was caused by the Buyers' failure to act in good faith or a breach of or failure to perform any of its representations, warranties, covenants or other obligations in accordance with the terms of this Agreement and (2) the Sellers may not rely on the failure of any condition precedent set forth in Section 12 to be satisfied if such failure was caused by the Sellers' failure to act in good faith or a breach of or failure to perform any of their representations, warranties, covenants or other obligations in accordance with the terms of this Agreement.

      16.2 Effect of Termination. If this Agreement is terminated as provided in
Section 16.1, then this Agreement will forthwith become void and there will be no liability on the part of any Party to any other Party or any other Person in respect thereof; provided that

            (a) if this Agreement is terminated by the Sellers due to (i) the Buyers' failure to close (if all of the conditions precedent to the Buyers' obligation to consummate the transactions contemplated by this Agreement have been satisfied), (ii) a material breach by either Buyer of its representations, warranties or covenants under this Agreement or (iii) failure by the Buyers to obtain adequate financing to consummate the transactions hereunder pursuant to
Section 16.1(g), then, if the Sellers are not in default or breach of this Agreement, the Deposit, with interest, shall be paid to the Sellers as liquidated damages, it being agreed that the Deposit shall constitute full payment for any and all damages suffered by the Sellers by reason thereof and that the Sellers shall have no rights to or claims for damages from the Buyers or the Buyers' affiliates other than the rights to the Deposit as set forth in this Agreement. The Buyers and the Sellers agree in advance that the Sellers' actual damages would be difficult to ascertain and that the amount of the liquidated damages paid to the Sellers is a fair and equitable amount to reimburse the Sellers for damages sustained from termination of this Agreement for any of the above-stated reasons. Notwithstanding the foregoing, if this Agreement terminates or fails to close for any other reason (if all of the conditions precedent to the Buyers' obligation to consummate the transactions contemplated by this Agreement have been satisfied) other than this Section 16.2, the Deposit, plus all interest accrued thereon, shall be returned to Broadcasting;

            (b) the obligations of the parties described in Sections 10.4, 14.3 and 20.7 will survive any such termination; and

            (c) no such termination of this Agreement will relieve the Sellers from liability for any misrepresentation or breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to such termination.

                                   ARTICLE 17
              SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

      The representations, warranties, covenants, indemnities and agreements contained in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement are and will be deemed and construed to be continuing representations, warranties, covenants, indemnities and agreements and shall survive the Closing for a period of eighteen (18) months from the closing of the transactions contemplated by the Fritz Asset Purchase Agreement, except for (a) agreements under Section 10.4 of this Agreement, which shall survive the Closing indefinitely, (b) indemnification obligations resulting from third party claims, which shall survive the Closing for a period of one (1) month after the last day of the longest applicable statutory limitation period applicable to such claim and (c) indemnification obligations resulting from any liability which is not an Assumed Liability, which shall survive the Closing indefinitely. No claim may be brought under this Agreement or any other certificate, document or instrument delivered pursuant to this Agreement unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the applicable survival period. In the event such a notice is given, the right to indemnification with respect thereto shall survive the applicable survival period until such claim is finally resolved and any obligations thereto are fully satisfied. Any investigation by or on behalf of any Party hereto shall not constitute a waiver as to enforcement of any representation, warranty, covenant or agreement contained herein. Any indemnification payments paid under Section 15 will be considered an adjustment to the Purchase Price.

                                   ARTICLE 18
                              REMEDIES UPON DEFAULT

      Each of the Buyers and the Sellers recognize that, in the event the other defaults in the performance of its obligations under this Agreement, monetary damages alone will not be adequate. Except as provided in Section 15.5 hereof regarding the requirements of using the arbitration procedure set forth therein for resolving and remedying claims for money damages arising out of the provisions of Sections 15.1 and 15.2, each Party shall therefore be entitled in such event, in addition to bringing suit at law or equity for money or other damages (including costs and expenses incurred by it in the preparation and negotiation of this Agreement and in contemplation of the Closing hereunder), to obtain specific performance of the terms of this Agreement from the other. In any action to enforce the provisions of this Agreement, each Party shall waive the defense that there is an adequate remedy at law or equity and agree that the other Party shall have the right to obtain specific performance of the terms of this Agreement without being required to prove actual damages post bond or furnish other security. In addition, the prevailing Party shall be entitled to obtain from the other court costs and reasonable attorneys' fees incurred by it in enforcing its rights hereunder, plus interest at the Prime Rate on the amount of any judgment obtained against such Party from the date of default until the date of payment of the judgment. As a condition to seeking a specific performance, the Buyers shall not be required to have tendered the Purchase Price specified in Section 2.1 of this Agreement, but shall be ready, willing and able to do so. In addition the parties shall have all of their rights under the Escrow Agreement.

                                   ARTICLE 19
                                  RISK OF LOSS

      The risk of loss or damage to the Assets prior to the Effective Time shall be upon the Sellers. The Sellers shall repair, replace and restore any damaged or lost Asset to its prior condition as soon as possible and in no event later than the Effective Time. If the Sellers are unable or fail to restore or replace a lost or damaged Asset prior to the Closing and the cost of such restoration or replacement would exceed $10,000 the Buyers may elect (a) to terminate this Agreement pursuant to Article 17 hereof, (b) to consummate the transactions contemplated by this Agreement on the Closing Date, in which event the Sellers shall assign to the Buyers at Closing the Sellers' rights under any Asset's damage, destruction or loss, or (c) delay the Closing Date until a date within or replacement of such Asset. If the Sellers are unable or fail to restore or replace any lost or damaged Asset prior to the Closing Date and the cost of such restoration or replacement would be $10,000 or less, the Sellers shall reimburse the Buyers for the cost of restoration or replacement of such asset. If the delay in the Closing Date under this Article 19 would cause the Closing to fall at any time after the period permitted by the FCC Consent, the Sellers and the Buyers shall file an appropriate request with the FCC for an extension of time within which to complete the Closing.

                                   ARTICLE 20
                                OTHER PROVISIONS

      20.1 Benefit and Assignment. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither the Buyers nor the Sellers may assign this Agreement without the prior written consent of the other Party hereto except that each of the Buyers, the Sellers and 62nd Street may assign their rights (but not their obligations) under this Agreement to an Affiliate of the Buyers, the Sellers or 62nd Street, as the case may be, and to their financing sources.

      20.2 Entire Agreement. This Agreement and the Escrow Agreement (the "Transaction Documents") and the exhibits and schedules hereto and thereto embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein. No amendment, waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the Party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

      20.3 Headings. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

      20.4 Computation of Time. If after making computations of time provided for in this Agreement, a time for action or notice falls on Saturday, Sunday or a Federal holiday, then such time shall be extended to the next business day.

      20.5 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the internal laws of the State of Michigan, without giving effect to any choice of law or conflict of law provision (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.

      20.6 Press Releases and Announcements. Except for any public disclosure which either Party in good faith believes is required by applicable law (in which case, if practicable, the disclosing Party will give the other Party an opportunity to review and comment upon such disclosure before it is made):

            (a) prior to the Closing, no press releases related to this Agreement or any Closing Transaction or other announcements generally to the employees, customers or other Persons having business relationships with the Sellers (it being understood that the Buyers will have the right to contact such Persons in connection with its investigation of the business of the Sellers and the Stations as provided in Section 9.2(b) and as the Sellers may otherwise consent (which consent the Sellers will not unreasonably withhold)) will be issued or made without the mutual approval of the Sellers and the Buyers;

            (b) after the Closing, the Sellers will not make any press release or other public announcement of or with respect to the Stations, this Agreement or any Closing Transaction without the Buyers' consent (which consent the Buyers will not unreasonably withhold); and

            (c) after the Closing, the Buyers will not make any press release or other public announcement of or with respect to this Agreement or any Closing Transaction without the Sellers' consent (which consent the Sellers will not unreasonably withhold).

      20.7 Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.

      20.8 Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing, addressed to the following addresses, or to such other address as any Party may request in writing.

If to the Sellers:         62nd Street Broadcasting of Toledo, L.L.C.
                           c/o Bain Capital, Inc.
                           Two Copley Place
                           Boston, MA  02116
                           Attn:    Robert C. Gay
                                    Adam Kirsch
                                    Kristin Mugford
         and
                           62nd Street Broadcasting, L.L.C.
                           941 Abbot Road
                           East Lansing, MI  48823
                           Attn:    R. Charles McLravy

with a copy to:
                           Kirkland & Ellis
                           200 East Randolph Drive
                           Chicago, IL  60601
                           Attn:  James L. Learner

If to the Buyers:          Cumulus Broadcasting, Inc.
                           c/o Cumulus Media, L.L.C.
                           330 East Kilbourn Avenue, Suite 250
                           Milwaukee, WI 53202
                           Attn: Richard Weening

with a copy to:
                           Baker & Daniels
                           1st Bank Building
                           205 West Jefferson, Suite 250
                           South Bend, IN  46601
                           Attn: Peter Trybula

Any such notice, demand or request shall be deemed to have been duly delivered and received (i) on the date of personal delivery, or (ii) on the date of receipt, if mailed by registered or certified mail, postage prepaid and return receipt requested, or (iii) on the date of a signed receipt, if sent by an overnight delivery service, but only if sent in the same manner to all persons entitled to receive notice or a copy.

      20.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

      20.10 Further Assurances. The Sellers shall at any time and from time to time after the Closing execute and deliver to the Buyers such further conveyances, assignments and other written assurances as the Buyers may reasonably request in order to vest and confirm in the Buyers (or their assignees) the title and rights to and in all of the Assets to be and intended to be transferred, assigned and conveyed hereunder.

      20.11 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

      20.12 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement.

                                   ARTICLE 21
                                   DEFINITIONS

      Unless otherwise stated in this Agreement, the following terms when used herein shall have the meanings assigned to them below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

      "Affiliate" shall mean any person or entity that is controlling, controlled by or under common control with the named person or entity.

      "Asbestos" shall mean any and all varieties of materials included in the definition of "asbestos" under any federal or state law or regulation relating to the protection of human health or the environment.

      "Asbestos-Containing Material" shall mean any material containing more than one (1) percent Asbestos by weight.

      "Business Day" whether or not capitalized, shall mean every day of the week excluding Saturdays, Sundays and Federal holidays.

      "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

      "Closing Date" shall mean the date on which the Closing is completed.

      "Communications Act" shall mean the Communications Act of 1934, as amended, as in effect from time to time.

      "Contracts" shall mean any oral or written agreement, instrument, document, lease, employee benefit or welfare plan or other business or commercial arrangement, Times Sales Agreement or Trade Agreement (in each case, including any extension, renewal, amendment or other modification thereof) to which the Sellers are a Party or by which they are bound or to which they are subject or which pertains to the business or properties of the Sellers or the Stations.

      "Effective Time" shall mean 12:01 a.m., Toledo, Ohio time, on the Closing Date.

      "Environmental Laws" shall mean all applicable local, state and federal statutes and regulations, all common law, and all other provisions having the force and effect of law relating to pollution, or the protection of human health or the environment, including the FCC's regulations concerning radio frequency radiation.

      "FCC" shall mean the Federal Communications Commission.

      "FCC Application" shall mean the application or applications that the Sellers and the Buyers must file with the FCC requesting its consent to the assignment of the Station Licenses.

      "FCC Consent" shall mean the action by the FCC granting the FCC
Application.

      "FCC Regulations" shall mean all regulations and policies promulgated by the FCC, under the Communications Act or otherwise, as in effect from time to time.

      "Final Approval Date" shall mean the date on which the FCC Consent is effective and has become a Final Order.

      "Final Order" shall mean action by the FCC (i) which has not been vacated, reversed, stayed, set aside, annulled or suspended (whether under Section 402 or 405 of the Communications Act or otherwise), (ii) with respect to which no timely appeal, request for stay or petition for rehearing, reconsideration or review by any Party or by the FCC on its own motion, is pending, and (iii) as to which the time for filing any such appeal, request, petition, or similar document or for the reconsideration or review by the FCC on its own motion under the Communications Act of 1934, as amended, and the rules and regulations of the Commission, has expired.

      "Fritz Asset Purchase Agreement" means that certain Asset Purchase Agreement, dated April 14, 1997, between 62nd Street Holding, L.L.C. and Fritz Broadcasting, Inc.

      "Fritz Effective Time" shall have the meaning assigned to such term in the Fritz Asset Purchase Agreement.

      "FTC" shall mean Federal Trade Commission.

      "GAAP" shall mean generally accepted accounting principles, consistently applied.

      "Governmental Entity" shall mean any government, agency, governmental department, commission, board, bureau, court, arbitration panel or instrumentality of the United States of America or any state or other political subdivision thereof (whether now or hereafter constituted and/or existing) and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

      "Hazardous Substance" shall mean all hazardous or toxic waste or material which, because of its quantity, concentration or physical, chemical or infectious characteristic, may cause or pose a present or potential hazard to human health or the environment when improperly used, treated, stored, disposed of, generated, manufactured, transported or otherwise handled. "Hazardous Substance" shall include, but is not limited to petroleum, and any and all hazardous or toxic substances, materials or wastes as defined or listed under the Resource Conservation and Recovery Act, the Toxic Substances Control Act, CERCLA or any comparable state statute, or any regulation promulgated under any such federal or state statute.

      "HSRA" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations adopted thereunder.

      "Knowledge" means actual knowledge without independent investigation.

      "Lease" shall mean those leases and subleases set forth on Schedule 7.5(b) as in effect on the Closing Date.

      "Legal Requirements" shall mean any of the Communications Act, the FCC Regulations, and all other federal, state, foreign and local laws, statutes, codes, rules, regulations, ordinances, judgments, orders, decrees and the like of any Governmental Entity, including common law.

      "Liens" shall mean any mortgage, pledge, hypothecation, lien (statutory or otherwise), preference, priority, security agreement, easement, covenant, restriction or other encumbrance of any kind or nature whatsoever (including any conditional sale of other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

      "Mandatory Consent" shall mean (a) each FCC Consent and (b) each consent listed on Schedule 7.3 and identified with an asterisk.

      "PCB" shall mean polychlorinated biphenyl.

      "Permitted Liens" shall mean (i) Liens for Taxes, assessments or government charges or levies not yet delinquent, (ii) statutory and contractual Liens granted by the Sellers to any landlord, lessor or licensor for amounts not yet due and payable, and (iii) Liens reflected in the Financial Statements.

      "Person" shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any Governmental Entity.

      "Prime Rate" shall mean a per annum rate equal to the "prime rate" as published in the Money Rates column of the Eastern Edition of The Wall Street Journal (or the average of such rates if more than one Rate is indicated).

      "Station Licenses" shall mean the licenses, permits and other authorizations, including any temporary waiver or special temporary authorization, issued by the FCC to the Sellers in connection with the conduct of the business and operation of the Station.

      "Stations" shall mean radio broadcast Stations WKKO and WTOD, Toledo, OH, WIMX, Gibsonburg, OH and WRQN, Bowling Green, OH.

      "Tax" (and, with correlative meaning, "Taxes", "Taxable" and "Taxing") means any (A) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profits, environmental (including under Section 59A of the Tax Code), customs, duties, real property, real property gains, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; (B) liability of any corporation for the payment of any amounts of the type described in clause (A) arising as a result of being (or ceasing to be) a member of any "affiliated group" (as that term is defined in Section 1504(a) of the Tax Code) (or being included in any Tax Return relating thereto); and (C) liability for the payment of any amounts of the type described in clause (A) or (B) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

      "Tax Code" shall mean the Internal Revenue Code of 1986, as amended (including, where applicable, the Internal Revenue Code of 1954, as amended).

      "Times Sales Agreements" shall mean all orders, agreements and other Contracts existing on the date of this Agreement, or entered into in the ordinary course of business of the Stations, or as otherwise permitted by this Agreement, between the date of this Agreement and the Closing Date, for the sale of advertising time (including Trade Agreements) on the Stations.

      "Trade Agreements" mean all trade, barter or similar arrangements for the sale of advertising time other than for cash on the Stations.

                                     * * * *

      IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed as of the date first written above.


                              THE BUYERS:

                                    CUMULUS BROADCASTING, INC.


                                    By:
                                       ----------------------------------
                                    Name:
                                         --------------------------------
                                    Title:
                                          -------------------------------


                                    CUMULUS LICENSING CORP.


                                    By:
                                       ----------------------------------
                                    Name:
                                         --------------------------------
                                    Title:
                                          -------------------------------


                              THE SELLERS:

                                    62ND STREET BROADCASTING OF TOLEDO, L.L.C.


                                    By:
                                       ----------------------------------
                                    Name:
                                         --------------------------------
                                    Title:
                                          -------------------------------


                                    62ND STREET BROADCASTING OF TOLEDO LICENSE,
                                    L.L.C.


                                    By:
                                       ----------------------------------
                                    Name:
                                         --------------------------------
                                    Title:
                                          -------------------------------

                                    EXHIBIT A

                                ESCROW AGREEMENT

                                    EXHIBIT B

                                COMMITMENT LETTER

                              PURCHASE AGREEMENT

      THIS PURCHASE AGREEMENT ("AGREEMENT") is made as of the 20th day of November, 1996, by and among IQ RADIO, INC. ("SELLER") and TAYLOR COUNTY BROADCASTING, INC. ("PURCHASER").

                                    RECITALS:

      A. SELLER is the owner of a business located in Abilene, Texas, which operates a radio station under call letters KHXS-FM under a license granted to SELLER by the Federal Communication Commission ("FCC").

      B. Under the terms and subject to the conditions of this Agreement, SELLER desires to sell to PURCHASER and PURCHASER desires to purchase from SELLER substantially all the assets of said business.

      C. SELLER desires to assign and transfer to PURCHASER and PURCHASER agrees to accept the assignment of the FCC license as to such radio station, as well as certain Lease Agreements as more fully described herein.

      NOW, THEREFORE, the parties hereto hereby agree as follows:

Section 1 - Purchase and Sale of Assets.

      1.1 Upon the terms and subject to the conditions of this Agreement, SELLER will sell to PURCHASER and PURCHASER will purchase from SELLER substantially all the assets of the business, more particularly described in Exhibit "A" attached hereto and made a part hereof for all purposes.

      1.2 SELLER shall assign to PURCHASER (after obtaining approval from the FCC) the license for the operation of such radio station and all rights incidental thereto. In addition, SELLER shall assign to PURCHASER all leases or contracts as may be accepted by

PURCHASER after review by PURCHASER.

      1.3 The consideration for this sale and assignment shall be as follows:

            (a) The full and complete price "The Purchase Price" for all the assets of KHXS-FM will be THREE HUNDRED THIRTY-FIVE THOUSAND AND NO/100 ($335,000.00) DOLLARS and shall be paid as follows:

                  1. TWENTY-FIVE THOUSAND AND NO/100 ($25,000.00) DOLLARS shall be paid in cash to SELLER at the time of the closing of the Purchase Agreement.

                  2. The sum of TWO THOUSAND AND NO/100 ($2,000.00) DOLLARS shall be derived out of the monthly amount of FIVE THOUSAND AND NO/100 ($5,000.00) DOLLARS, paid pursuant to the provisions of the time Brokerage Agreement and shall accumulate until the closing date. On the closing date, the total amount of this accumulation shall also be applied against the Purchase Price as set forth in section 1.3 (a) (3) below.

                  3. On the closing date, a promissory note shall be executed and delivered to SELLER in the original principal balance of a sum derived from the difference between 1,3
                        (a) (1) and (2) above and the gross figure of $335,000.00. It is estimated that the principal balance will be approximately TWO HUNDRED EIGHTY-SIX THOUSAND AND NO/100 ($286,000.00) DOLLARS, if the Time Brokerage Agreement is in place for a full twelve (12) months. Any period of months, either more or less than twelve, would necessitate an adjustment to this note balance. This note shall be payable over a ten (10) year term, bearing an interest rate of nine (9%) percent per annum, commencing with the first full month following the transfer of license by the FCC. The indebtedness evidenced by this note shall be secured by a purchase money security interest in the assets made the subject of this Agreement. All such liens and security agreements shall be perfected in accordance with applicable Texas law.

                  (b) In addition to the Purchase Price set forth above, PURCHASER agrees to assume the unpaid balance of the loan made by Phoenix Leasing Incorporated to SELLER payable in monthly installments of ONE THOUSAND THREE HUNDRED SEVEN AND NO/100 ($1,307.00) DOLLARS, with a total loan value of approximately SIXTY-FIVE THOUSAND AND NO/100 ($65,000.00) DOLLARS.

      1.4 The CLOSING of this Agreement shall take place in the office of PURCHASER in Abilene, Texas, or at such other place as may be reasonably designated by PURCHASER. The date and time of closing shall be within fifteen
(15) business days following the approval by the FCC of the assignment of the license for the station. All parties agree to exercise due diligence in obtaining such approval. Time is of the essence.

Section 2 - Representations and Warranties of Seller.

      SELLERS, jointly and severally, hereby represent and warrant to PURCHASER as follows:

      2.1 SELLER owns all the property described in Exhibit "A" and is the holder in good standing of the license issued by the Federal Communication Commission pertaining to the radio station KHXS-FM. SELLER'S title is free and clear of all liens and encumbrances other than those liens specifically assumed by PURCHASER in conjunction with the Phoenix Leasing Incorporated indebtedness. The execution, delivery and performance of this Agreement by SELLER will not result in any violation of nor will it conflict with or result in any violation of the terms of, or constitute a default under, any provision of state or federal law or any agreement, mortgage, lien, credit document, or other contracts to which SELLER or any of its property is bound.

      2.2 All business records and financial information furnished by SELLER to PURCHASER have been compiled in accordance with generally accepted accounting procedures and contain no material misrepresentation or untruth nor is any item, liability or obligation omitted from such records. SELLER will not incur any liability or obligation except in the ordinary course of business until date of closing and all liabilities will be paid by SELLER in due course in accordance with their terms between now and date of CLOSING. No liabilities other than those expressly assumed by PURCHASER in subparagraph 1.3(a) and (b) shall be the responsibility or liability of PURCHASER.

      2.3 SELLER shall not default in the performance of any of its obligations under any of the credit facilities, leases or licenses held by SELLER from date of this Agreement through CLOSING and any defaults or non-compliance now in existence will be cured within fifteen (15) days following date of this Agreement so that SELLER is restored to full compliance under any obligation, license or contract.

      2.4 SELLER has not and will not enter into any written agreement or obligation other than in the ordinary course of business and has not and will not enter into any contract or agreement providing for prepayment beyond the term of thirty (30) days for any services to be performed by SELLER. SELLER shall not enter into any contractual obligation or commitment that will commit or bind SELLER beyond the term of thirty (30) days pending closing of this Agreement.

      2.5 SELLER is not engaged in any litigation either as a plaintiff or as a defendant nor does SELLER anticipate participation either as a plaintiff or as a defendant in litigation and is unaware of any claims now pending against SELLER.

      2.6 Copies of all leases are attached as Exhibit "B" and all leases are current and no event of default has occurred under such leases.

Section 3 - Representations of Purchaser.

      PURCHASER hereby represents and warrants to SELLER as follows:

      3.1 PURCHASER is yet to be formed Texas corporation which has reserved the name Taylor County Broadcasting, Inc. and intends to be incorporated under that name and to do business under that name.

      3.2 At the time of the execution of the Contract and the closing of the Contract, the PURCHASER will have been incorporated and the Board of Directors of PURCHASER will have duly adopted a Resolution authorizing the PURCHASER to enter into this transaction and to execute all the documents and evidences of obligation as required under the terms of this Agreement.

      3.3 Execution of this Agreement by PURCHASER shall not violate any terms or conditions of any obligation of PURCHASER and, upon the execution of this Agreement by PURCHASER, this Agreement shall be binding upon PURCHASER and shall be enforceable under the applicable laws of the State of Texas.

Section 4 - Conditions to Closing of Purchase.

      PURCHASER'S obligation to purchase the assets made the subject of this Agreement are conditioned upon the following items:

      4.1 All representations and warranties of SELLER shall be true and correct in all material respects when made and shall be true and correct in all material respects as of the

CLOSING.

      4.2 A Bill of Sale in a form and manner acceptable to PURCHASER shall be delivered to PURCHASER at CLOSING transferring all the property made the subject of this Agreement to PURCHASER free and clear of all liens and encumbrances except for the lien specifically assumed under the terms of this Agreement.

      4.3 No closing shall take place under this Agreement until approval of the assignment of license has been obtained from the FCC. If, for any reason, such assignment of license is denied, PURCHASER and SELLER shall have the option to terminate this Agreement. Failure to obtain approval within one (1) year after approval is sought shall permit PURCHASER and SELLER to terminate this Agreement.

Section 5 - Special Provisions.

      5.1 SELLER agrees to indemnify and hold PURCHASER harmless from any and all claims, actions or causes of action asserted against PURCHASER which arose, in whole or in part, before date of CLOSING which in any way relate to the assets being purchased or the business as operated by SELLER. In addition, SELLER agrees to indemnify and hold PURCHASER harmless from any and all claims, actions or causes of action or loss arising out of or having to do with the breach, violation or default in conjunction with any representation, warranty or covenant of SELLER as contained in this Agreement.

      5.2 PURCHASER agrees to indemnify and hold SELLER harmless from any and all claims, actions, or causes of action asserted against SELLER which arose subsequent to the date of closing which in any way relate to the assets being purchased or the business as operated by PURCHASER. In addition, PURCHASER agrees to indemnify and hold SELLER harmless from any and all claims, actions, or causes of actions or losses arising out of or having to do with the breach, violation or default in conjunction with any representation, warranty or covenant of PURCHASER as contained in this Agreement.

      5.3 SELLER agrees to be responsible for and have paid current through date of CLOSING all liabilities and obligations of SELLER, including, but not limited to, the monthly obligation to Phoenix Leasing.

Section 6 - Miscellaneous.

      6.1 Taxes and leases shall be prorated through date of CLOSING, as well as the obligation under any contract or note specifically assumed by PURCHASER.

      6.2 PURCHASER shall have the right to reject and not assume any of the leases described in Exhibit "B" upon giving fifteen (15) days written notice to SELLER prior to CLOSING. As to those contracts and leases specifically assumed by PURCHASER, PURCHASER agrees to indemnify and hold SELLER harmless from any and all claims, actions or causes of action arising out of such leases and contracts that were assumed by PURCHASER from and after date of CLOSING.

      6.3 All representations, warranties and agreements under this Agreement shall survive from and after date of CLOSING.

      6.4 This Agreement shall be binding upon the parties hereto, their heirs, successors and assigns.

      6.5 This Agreement with the Exhibits attached constitutes the entire agreement between the parties and may not be amended or modified in writing or orally except by instrument in writing duly executed by all parties hereto.

Section 7 - Closing.

      7.1 This Agreement shall close within fifteen (15) business days following receipt of notice of the approval by the FCC of the assignment of license(s) relating to the radio station hereinabove referenced.

      7.2 At closing, SELLER shall deliver to PURCHASER the following:

            (a) SELLER shall deliver an assignment of all leases, licenses, and contracts.

            (b) SELLER shall deliver a Bill of Sale transferring all of the physical assets of KHXS-FM.

      7.3 At closing, PURCHASER shall deliver to SELLER the following:

            (a) PURCHASER shall deliver to SELLER the cash consideration and the note and security agreement referred to in 1.3(a) and execute all instruments of assumption and other documents to evidence the transfer of responsibility to PURCHASER.

      DATED:
                  ----------------
                                   IQ RADIO, INC.


                                   By:
                                      ---------------------------
                                               President

                                             - SELLER -

                                   TAYLOR COUNTY BROADCASTING, INC.


                                    By:
                                      ---------------------------
                                      GLEN A. HINE, President

                                             -PURCHASER-